                                                                     EXHIBIT 2.1

                           Share Purchase Agreement


                          Dated as of March 21, 2000

                                     among

                              Virata Corporation

                                      and

                                Jonathan Masel
                                 Joanne Masel
                               Menachem Student
                               David St. Charles
                                  Peter Simon
                              Holland Venture B.V.
                            Docor International B.V.




--------------------------------------------------------------------------------

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                               TABLE OF CONTENTS
                                                                                             Page
                                                                                             ----
ARTICLE I   DEFINITIONS                                                                         1

ARTICLE II  PURCHASE AND SALE OF SHARES                                                         6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS                                  7

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS                                  8
REGARDING THE COMPANY AND INVERNESS-U.S.

     Section 4.1  Organization and Qualification; Subsidiaries; Investments                     8

     Section 4.2  Capitalization of the Company and its Subsidiaries                            9

     Section 4.3  Financial Statements                                                          9

     Section 4.4  Consents and Approvals; No Violations                                        10

     Section 4.5  No Default                                                                   10

     Section 4.6  No Undisclosed Liabilities; Absence of Changes                               11

     Section 4.7  Indebtedness; Bank Accounts; Receivables; Customers                          12

     Section 4.8  Litigation                                                                   13

     Section 4.9  Compliance with Applicable Law                                               13

     Section 4.10 Title to Properties; Absence of Liens and Encumbrances                       13

     Section 4.11 Employee Benefit Placs; Labor Matters                                        14

     Section 4.12 Agreements, Scheduled Contracts and Commitments                              16

     Section 4.13 Interested Party Transactions                                                18

     Section 4.14 Environmental Laws and Regulations                                           19

     Section 4.15 Taxes                                                                        20

     Section 4.16 Intellectual Property                                                        21

                                                a
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

     Section 4.17 Insurance                                                                    27

     Section 4.18 Certain Business Practices                                                   27

     Section 4.19 Restrictions on Business Activities                                          27

     Section 4.20 Product and Service Warranties                                               27

     Section 4.21 Suppliers                                                                    28

     Section 4.22 Brokers                                                                      28

     Section 4.23                                                                              28

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT                                            28

     Section 5.1  Organization                                                                 28

     Section 5.2  Capitalization of Parent and its Subsidiaries                                29

     Section 5.3  Authority Relative to this Agreement                                         29

     Section 5.4  SEC Reports; Financial Statements                                            30

     Section 5.5  Consents and Approvals; No Violations                                        31

     Section 5.6  Sophisticated Investor                                                       31

     Section 5.7  Access to Information                                                        31

     Section 5.8  Brokers                                                                      31

ARTICLE VI  COVENANTS                                                                          31

     Section 6.1  Conduct of Business of the Company                                           31

     Section 6.2  No Solicitation or Negotiation                                               35

     Section 6.3  Comfort Letter                                                               36

     Section 6.4  Access to Information                                                        36

     Section 6.5  Certain Filings; Reasonable Efforts                                          37

     Section 6.6  Public Announcements                                                         37

                                               b
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

     Section 6.7  Conduct of Business of Parent                                                37

     Section 6.8  Notification of Certain Matters                                              38

     Section 6.9  Additional to and Modifications of Disclosed Schedule                        38

     Section 6.10 Employee Matters                                                             38

ARTICLE VII  CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
             CONTEMPLATED HEREBY                                                               39

     Section 7.1  Conditions to Each Party's Obligations to Effect the Transactions            39

     Section 7.2  Conditions to the Obligations of the Shareholder                             40

     Section 7.3  Conditions to the Obligations of Parent                                      40

ARTICLE VIII  TERMINATION; AMENDMENT; WAIVER                                                   42

     Section 8.1  Termination                                                                  42

     Section 8.2  Effect of Termination                                                        43

     Section 8.3  Fees and Expenses                                                            44

     Section 8.4  Amendment                                                                    45

     Section 8.5  Extension; Waiver                                                            45

ARTICLE IX   INDEMNIFICATION                                                                   45

     Section 9.1  General Survival                                                             45

     Section 9.2  Indemnification Provisions in General                                        46

     Section 9.3  Manner of Indemnification                                                    47

     Section 9.4  Shareholders' Agent                                                          47

     Section 9.5  Third-Party Claims                                                           48

     Section 9.6  Special Tax Indemnification                                                  49

ARTICLE X   MISCELLANEOUS                                                                      49

     Section 10.1 Entire Agreement; Assignment                                                 49

                                              c
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

     Section 10.2 Validity                                                                     49

     Section 10.3 Notices                                                                      50

     Section 10.4 Governing Law; Venue; Specific Performance; Waiver of Jury Trial             51

     Section 10.5 Descriptive Headings and Section References                                  52

     Section 10.6 Parties in Interest                                                          52

     Section 10.7 Personal Liability                                                           52

     Section 10.8 Counterparts                                                                 52

                                            d

                            SHARE PURCHASE AGREEMENT
                            ------------------------

     This Share Purchase Agreement (this "Agreement") is made and entered into this 21st day of March 2000 by and between Virata Corporation, a California corporation ("Parent") and Jonathan Masel ("JMasel"), Joanne Masel ("Joanne Masel"), Menachem Student ("MStudent"), David St. Charles ("DSt.Charles"), Peter Simon ("PSimon"), Holland Venture B.V. ("HVenture") and Docor International B.V. ("DInternational and, together with JMasel, Joanne Masel, MStudent, DSt.Charles, PSimon and HVenture, individually a "Shareholder" and collectively the "Shareholders").

RECITALS:
--------

     1. The Shareholders are the shareholders of Inverness Systems Ltd., an Israeli company (company no. 51-178660-0) (the "Company").

     2. Each of the Shareholders owns the number of the issued ordinary and preferred shares of the Company, nominal value NIS0.01 per share (collectively, the "Shares"), of the Company set opposite his name in Schedule 4.2 hereto, which Shares in the aggregate represent all of the issued shares of the Company.

     3. The Parent desires to purchase from the Shareholders, and the Shareholders desire to sell to Parent, the Shares on the terms and conditions hereinafter set forth.

AGREEMENT:
---------

     NOW, THEREFORE, in consideration of the foregoing recitals and representations, warranties and covenants herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions
                                  -----------

The following terms shall have the following meanings when used in this
Agreement:

     "affiliate" means a person that, directly or indirectly, through one or more intermediaries controls, or is controlled by or is under common control with the first-mentioned person; for the purposes of this definition, "control" will mean, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the members of the voting securities or memberships on the board of directors, by contract or otherwise;

     "Agreement" has the meaning specified in the Preamble;

     "Bid" has the meaning specified in Section 4.12(c)(ii);

     "business day" means any day other than a day on which the Nasdaq National Market or banks in Tel Aviv are closed;

     "Business System" has the meaning specified in Section 4.16(o);

     "Closing" has the meaning specified in Section 2.3;

     "Closing Date" has the meaning specified in Section 2.3;

     "Code" has the meaning specified in Section 4.15(b);

     "Company" has the meaning specified in the Recitals;

     "Company Balance Sheet" has the meaning specified in Section 4.3(a);

     "Company Balance Sheet Date" has the meaning specified in Section 4.3(a);

     "Company Securities" has the meaning specified in Section 4.2(a);

     "Contaminant" has the meaning specified in Section 4.16(r);

     "Contingent Obligation" has the meaning specified in Section 4.7(a);

     "Copyrights" has the meaning specified in Section 4.16(a);

     "Disabling Code" has the meaning specified in Section 4.16(r);

     "Disclosure Schedule" has the meaning specified in the preamble to Article IV;

     "ERISA" means the U.S. Employee Retirement and Income Security Act of 1974, as amended;

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code;

     "Escrow Agent" has the meaning specified in the Share Purchase Indemnification Escrow Agreement;

     "Environmental Laws" has the meaning specified in Section 4.14(a);

     "Environmental Claim" has the meaning specified in Section 4.14(a);

     "Final Date" has the meaning specified in Section 8.1(b);

     "Financial Statements" has the meaning specified in Section 4.3(a);

     "Floor" has the meaning specified in Section 9.2(c);

     "Government Contract" has the meaning specified in Section 4.12(c)(iii);

     "Governmental Entity" has the meaning specified in Section 4.4;

     "Hazardous Substance" has the meaning specified in Section 4.14(c);

     "Inbound License Agreements" has the meaning specified in Section 4.16(e);

     "include" or "including" means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list;

     "Indebtedness" has the meaning specified in Section 4.7(a);

     "Indemnitees" has the meaning specified in Section 9.2(a);

     "Insurance Policies" has the meaning specified in Section 4.17;

     "Intellectual Property" has the meaning specified in Section 4.16(a);

     "Inverness Permits" has the meaning specified in Section 4.9;

     "Inverness-US" has the meaning specified in Section 4.1(a);

     "JMasel" has the meaning specified in the Preamble;

     "Joint Tax Escrow Agents" has the meaning specified in Section 2.2;

     "knowledge" or "known" means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter, in the case of the Shareholders, of JMasel JMasel will be deemed to have knowledge of a particular fact, circumstance, event or other matter if
(i) he has actual knowledge of such fact, circumstance, event or other matter,
(ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by him) in, or that have been in, his possession, including his personal files, or (iii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company that would reasonably be expected to be reviewed by a person who has the duties and responsibilities of JMasel in the customary performance of such duties and responsibilities;

     "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include
(i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings or that are otherwise not material and are fully reserved against in the Financial Statements, (ii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws;

     "Losses" has the meaning specified in Section 9.2(a)(ii);

     "Material Adverse Effect on the Company" has the meaning specified in
     Section 4.1(b);

     "Material Adverse Effect on Parent" has the meaning specified in Section 5.1(b);

     "Outbound License Agreements" has the meaning specified in Section 4.16(e);

     "Owned Software" has the meaning specified in Section 4.16(l);

     "Parent" has the meaning specified in the preamble;

     "Parent Common Stock" means the fully paid and nonassessable shares of common stock of the Parent, par value $0.001 per share;

     "Parent Interim Financial Statements" has the meaning specified in Section 5.4(b);

     "Parent Reserved Shares" has the meaning specified in Section 5.2(a);

     "Parent SEC Reports" has the meaning specified in Section 5.4(a);

     "Parent Securities" has the meaning specified in Section 5.2(a);

     "Parent Shares" has the meaning specified in Section 2.2;

     "Patents" has the meaning specified in Section 4.16(a);

     "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity;

     "Prohibited Action" has the meaning specified in Section 6.1;

     "Receivables" has the meaning specified in Section 4.7(c);

     "Registration Rights Agreement" has the meaning specified in Section
7.1(d);

     "Ruling" has the meaning specified in Section 7.2(e);

     "Scheduled Contract" has the meaning specified in Section 4.12(d);

     "SEC" has the meaning specified in Section 5.4(a);

     "Share Purchase Indemnification Escrow Agreement" has the meaning specified in Section 2.2;

     "Share Purchase Indemnification Escrow Amount" has the meaning specified in
Section 2.2;

     "Shareholder" has the meaning specified in the preamble;

     "Shareholders" has the meaning specified in the preamble;

     "Shareholders' Agent" has the meaning specified in Section 9.4;

     "Shares" has the meaning specified in the Recitals;

     "Software" has the meaning specified in Section 4.16(l);

     "Software Products" has the meaning specified in Section 4.16(m);

     "subsidiary" or "subsidiaries" of the Company or Parent or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company or Parent or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the shares the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

     "Survival Period" has the meaning specified in Section 9.1;

     "Survival Period Indemnification Claim" has the meaning specified in
Section 9.2(b);

     "Systems" has the meaning specified in Section 4.16(r);

     "Tax or Taxes" has the meaning specified in Section 4.15(a)(i);

     "Tax Returns" has the meaning specified in Section 4.15(a)(ii);

     "Tax Escrow Agreement" has the meaning specified in Section 2.2;

     "Tax Escrowed Shares" has the meaning specified in Section 2.2.;

     "Three Day Average Trailing Price" has the meaning specified in Section
2.2;

     "Trademarks" has the meaning specified in Section 4.16(a);

     "Trade Secrets" has the meaning specified in Section 4.16(a);

     "Transaction Documents" means, collectively, this Agreement (including the Schedules and Exhibits hereto), the Share Purchase Indemnification Escrow Agreement, the Tax Escrow Agreement, the Registration Rights Agreement and each of the other agreements, documents, exhibits, schedules and instruments contemplated hereby and thereby;

     "U.S. Exchange Act" has the meaning specified in Section 5.4(a);

     "U.S. Securities Act" has the meaning specified in Section 5.4(a);

     "Year 2000 Compliant" has the meaning specified in Section 4.16(o);

                                  ARTICLE II

                          Purchase and Sale of Shares
                          ---------------------------

          2.1  Purchase of Shares from Shareholders.  On the terms and subject
               ------------------------------------
to the conditions set forth herein, at the Closing (as that term is defined in Section 2.3 hereof), each Shareholder shall sell, transfer, convey, assign and deliver to Parent, and Parent shall purchase, acquire and accept from each Shareholder, all the Shares owned by such Shareholder. At the Closing, each Shareholder shall deliver to Parent certificates representing the Shares owned by such Shareholder accompanied by duly signed share transfer deeds dated the Closing Date and Parent shall be registered as the owner of the Shares in the membership registry of the Company. The purchase price for the Shares shall be paid in accordance with the terms of Section 2.2 hereof.

          2.2  Purchase Price for Shares.  Subject to the two next succeeding
               -------------------------
sentences, the aggregate purchase price to be paid by Parent for the Shares shall be equal to 850,000 fully paid and nonassessable shares of common stock, par value U.S.$0.001 per share, of Parent (collectively, the "Parent Shares"). If the average of the NASDAQ Market System closing prices for the shares of common stock of Parent during the three trading days prior to the Closing Date (the "Three Day Trailing Average Price") is (a) less than $115 per share, the number of Parent Shares to be issued to the Shareholders shall be increased to an amount equal to the product of 850,000 multiplied times the quotient of (i)
                                          ----------------
U.S.$115 divided by (ii) the Three Day Trailing Average Price; or (b) greater than U.S.$165 per share, the number of Parent Shares to be issued to the Shareholders shall be decreased to an amount equal to the product of 850,000 multiplied times the quotient of (i) U.S.$165, adjusted for any split of
----------------
Parent's common stock effected after the date of this Agreement and before the Closing Date, divided by (ii) the Three Day Trailing Average Price. Notwithstanding the preceding sentence, if the Closing does not occur prior to or on April 25, 2000, the number of Parent Shares to be issued to the Shareholders on the Closing Date shall be fixed in accordance with the two immediately preceding sentences as though the Closing occurred on April 25, 2000.

          A number of the Parent Shares equal to 10% thereof of the Parent Shares issued to each of the Shareholders other than JMasel and 15% of the Parent Shares issued to JMasel (the "Share Purchase Indemnification Escrow Amount") shall be delivered to the Escrow Agent to be held for the period of time and subject to the other terms of an escrow agreement substantially in the form of Exhibit A (the "Share Purchase Indemnification Escrow Agreement"). Subject to the provisions of the next succeeding paragraph, the remaining balance of the Parent Shares shall be distributed to the Shareholders pro rata based upon the Shareholders' ownership of the Shares as set forth in Schedule
4.2 hereof.

          Parent shall withhold upon consummation of the transactions contemplated hereby all amounts required by law to be withheld unless Parent shall have received confirmation to its satisfaction that it can withhold any lower amount (including exemption from withholding) for Israeli taxes.

          If any of HVenture, DInternational or DSt.Charles do not deliver such confirmation, an amount of Parent Shares equal to 25% of the total member of Parent Shares issued to HVenture, DInternational or DSt.Charles respectively, (in each case, the "Tax Escrowed Shares"), as the case may be, shall be delivered to Herzog, Fox & Neeman and Eitan, Pearl, Latzer & Cohen Zedek, acting as joint escrow agents (the "Joint Tax Escrow Agents") pursuant to the tax escrow agreement which is satisfactory in form and substance to Parent (the "Tax Escrow Agreement").

          Parent shall be entitled to take all necessary steps, including a sale of any part of the Parent Shares due to any Shareholder, in order to meet its withholding obligation, provided that at least five days prior notice has been provided to the Shareholders whose Shares are contemplated to be sold and such Shareholder does not provide Parent with confirmation to Parent's satisfaction that it can withhold any lower amount (including exemption from withholding) for Israeli taxes.

          2.3  Closing; Closing Date.  The closing of the transactions
               ---------------------
contemplated hereby (the "Closing") shall take place on such date (the "Closing Date") as soon as practicable after the date of this Agreement and at such time and place as are agreed by Parent and the Shareholders' Agent. All transactions contemplated hereunder including without limitation the exchange of the Shares for the Parent Shares shall be deemed to occur simultaneously at, and subject to, the completion of the Closing.

                                  ARTICLE III

    Representations and Warranties of the Shareholders Regarding the Shares
    -----------------------------------------------------------------------

          3. Each Shareholder individually on his own behalf and not jointly with any other Shareholder represents and warrants to Parent that:

              (a) Such Shareholder has good and marketable title to the Shares which are to be transferred to the Parent by such Shareholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements or Liens, options or adverse claims or rights whatsoever;

              (b) Such Shareholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Parent at the Closing the Shares to be sold to the Parent by such Shareholder hereunder at the Closing, the Parent will acquire from such Shareholder good and marketable title to the Shares to be sold to the Parent by such Shareholder, free and clear of all covenants, conditions, restrictions, voting trust arrangements or Liens, options or adverse claims or rights whatsoever;

              (c) Other than as set forth in Section 3(c) of the Disclosure Schedule, such Shareholder is not a party to, subject to or bound by any agreement or judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Shareholder to the Parent or the transfer, conveyance and sale of the Shares to be sold by such Shareholder to the Parent pursuant to the terms hereof;

              (d) No broker or finder has acted for such Shareholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of such Shareholder; and

              (e) Any rights of first refusal affecting the Shares to be sold to the Parent by such Shareholder, whether set out in the Constitutional Documents of the Company or otherwise have been waived in writing by all parties holding such rights and copies of such waivers have been delivered to the Parent.

                                  ARTICLE IV


  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS REGARDING THE COMPANY AND
  ----------------------------------------------------------------------------
                                 INVERNESS-U.S.
                                 --------------

     The Shareholders hereby represent and warrant severally to Parent, subject to the exceptions set forth in the Disclosure Schedule (the "Disclosure Schedule delivered by the Shareholders to the Parent (which exceptions, to the best efforts of the Shareholders, shall specifically identify a Section or subsection hereof, as applicable, to which such exception relates, it being understood that notwithstanding such best efforts, except in the case of any exception which relates to Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6,
Section 4.10, Section 4.11, Section 4.15, Section 4.16 or Section 4.19, any failure to so specifically identify the section or subsection in respect of an exception shall not precipitate a breach of a representation or warranty so long as such exception is listed elsewhere in the Disclosure Schedule) that:

           Section 4.1.  Organization and Qualification; Subsidiaries;
                         ---------------------------------------------
                         Investments.
                         -----------

          (a) Section 4.1(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the authorized and issued shares of Inverness Systems, Inc., a Delaware corporation ("Inverness-U.S."). Each of the Company and Inverness-U.S. is duly organized and validly subsisting under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to the Parent accurate and complete copies of the Constitutional Documents, as currently in full force and effect, of the Company and Inverness-U.S. The Company has no subsidiaries other than Inverness-U.S. and has no equity investments in any other person.

          (b) Other than as set forth in Section 4.1(b) of the Disclosure Schedule, each of the Company and Inverness-U.S. is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company" means any circumstance, change in, or effect on the Company and Inverness-U.S., taken as a whole, (i) that is, or is reasonably likely in the future to be, materially adverse to the operations, assets or liabilities (including contingent liabilities), earnings or results of operations, the business (financial or otherwise) or prospects of the Company and Inverness-U.S., taken as a whole or
(ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Shareholders to consummate the transactions contemplated hereby; provided, however, that such term shall not include any circumstance or change related to (i) general economic conditions; or (ii) any material adverse effect in relationships with customers arising from the announcement of the transactions contemplated hereby.

     Section 4.2.  Capitalization of the Company and its Subsidiaries.
                   --------------------------------------------------

          (a) The authorized capitalization of the Company, the number of shares of each class of the Company which are issued (and which collectively constitute the Shares) and the holders of such shares are set forth in Schedule 4.2 of the Disclosure Schedule. All of the Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights, or alternatively, all such preemptive rights have been waived in respect to the Shares. As of the date hereof, 300,000 shares of the Company are reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding share options issued pursuant to the Company's share option plan(s). As of the date hereof, there are outstanding 375,000 Company share options. The outstanding Company share options are owned of record by those persons, in the amounts, at the exercise price and on the vesting schedule, all as set forth in
Section 4.2 of the Disclosure Schedule.  Except as set forth above or in Section
4.2 of the Disclosure Schedule, there are outstanding (i) no shares or other voting securities of the Company, (ii) no securities of the Company or Inverness-U.S. convertible into or exchangeable or exercisable for shares of the Company, (iii) no options or other rights to acquire from the Company or Inverness-U.S., and no obligations of the Company or Inverness-U.S. to issue, any shares, capital stock or securities convertible into or exchangeable or exercisable for shares of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or Inverness-U.S. or other similar rights (collectively "Company Securities"). Except as set forth in Section 4.2 of the Disclosure Schedule, as of the date hereof, there are no outstanding rights or obligations of the Company or Inverness-U.S. to repurchase, redeem or otherwise acquire any Company Securities and there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Shareholder is a party or by which it is bound relating to the voting or registration of any shares of the Company.

          (b) All of the outstanding shares of Inverness-U.S. are owned by the Company, directly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law).

     Section 4.3.  Financial Statements.
                   --------------------

          (a) The Company has delivered to Parent copies of financial statements (hereinafter collectively called the "Financial Statements"as set forth in Exhibit B, which have been prepared in all material respects in accordance with U.S. generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly present the consolidated financial condition of the Company and at their respective dates and the results of its operations for the periods covered thereby (subject to normal year-end adjustments and except that any unaudited financial statements do not contain all required footnotes) as follows: (i) preliminary consolidated balance sheet of the Company at December 31, 1999; (ii) the consolidated related statement of earnings/operations for the fiscal year ended December 31, 1999; and (iii) audited consolidated balance sheets of the Company as at

December 31, 1997 and 1998 and the related consolidated statements of operations for the years ended December 31, 1997 and 1998, accompanied by the audit opinions thereon of Ernst & Young, the Company's independent public accountants. The consolidated balance sheet of the Company at December 31, 1999 is referred to herein as the "Company Balance Sheet and the date thereof is referred to herein as the "Company Balance Sheet Date."

          Except as set forth in the Financial Statements, with respect to the Financial Statements other than the unaudited financial statements for the year ended December 31, 1999, such statements of earnings/operations do not contain any items of special or nonrecurring revenue or any other income not earned in the ordinary course of business except as expressly specified therein, and the interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation. All inventories of raw materials, work-in-process and finished goods set forth and reflected in the Company Balance Sheet, as well as any inventory the Company has directed any of its manufacturing subcontractors to procure and manufacture on the Company's behalf, were acquired in the ordinary course of business consistent with past practice. All such inventories consist of a quality and quantity usable and saleable (free of any material defect or deficiency) in the ordinary course of business, consistent with past practice, except for slow-moving, damaged or obsolete items and materials of below standard quality, all of which have been written down to net realizable value or in respect of which adequate reserves have been provided, in each case as fully reflected in the Company Balance Sheet.

     Section 4.4.  Consents and Approvals; No Violations.  Except as set forth
                   -------------------------------------
in Section 4.4 of the Disclosure Schedule, no filing with or notice to and no permit, authorization, consent or approval of any relevant court or tribunal, or relevant administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Shareholders of this Agreement or any of the other Transaction Documents to which any Shareholder is a party or the consummation by the Shareholders of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which any Shareholder is a party nor the consummation by the Shareholders of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Constitutional Documents of the Company or Inverness-U.S., (ii) except as set forth in Section 4.4 of the Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or Inverness-U.S. is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or Inverness-U.S. or any of their respective properties or assets.

     Section 4.5.  No Default.  Except as set forth in Section 4.5 of the
                   ----------
Disclosure Schedule, neither the Company nor Inverness-U.S. is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Constitutional Documents, (ii) any note, bond, mortgage, indenture, or license or other material, contract, agreement or instrument or obligation to which the Company or Inverness-U.S. is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or Inverness-U.S. or any of its properties or assets.

     Section 4.6.  No Undisclosed Liabilities; Absence of Changes.  Except as
                   ----------------------------------------------
and to the extent set forth in Section 4.6 of the Disclosure Schedule or as and to the extent expressly set forth or provided for or reserved against in the Company Balance Sheet, neither the Company nor Inverness-U.S. has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of the Company (including the notes thereto), other than liabilities and obligations which, individually or in the aggregate, will not have a Material Adverse Effect on the Company, liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, and liabilities and obligations incurred in connection with this Agreement. Except as and to the extent set forth in Section 4.6 of the Disclosure Schedule, since the Company Balance Sheet Date, there have been no events, changes or effects with respect to the Company or Inverness-U.S. that have had or would reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as and to the extent as set forth in Section 4.6 of the Disclosure Schedule, since the Company Balance Sheet Date, the Company and Inverness-U.S. have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices, and there has not been any
(i) material adverse change in the financial condition, properties, business, results of operations or prospects of the Company and Inverness-U.S.; (ii) material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or Inverness-U.S., not covered by insurance; (iii) declaration, setting aside or payment of any dividend or other distribution in respect of any shares of the Company or Inverness-U.S. (other than to the Company) or any repurchase, redemption or other acquisition by the Company or Inverness-U.S. of any outstanding shares or other securities of, or other ownership interests in, the Company or Inverness-U.S.; (iv) amendment of any material term of any outstanding security of the Company or Inverness-U.S.; (v) incurrence, assumption or guarantee by the Company or Inverness-U.S. of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (but in all events not exceeding U.S.$50,000 or the equivalent thereof in the aggregate); (vi) creation or assumption by the Company or Inverness-U.S. of any Lien on any material asset other than in the ordinary course of business consistent with past practices (not exceeding U.S.$50,000 or the equivalent thereof in the aggregate with respect to the Indebtedness underlying such Liens); (vii) loan, advance or capital contributions made by the Company or Inverness-U.S. to, or investment in, any person other than (x) loans or advances to employees in connection with business-related travel, (y) loans made to employees consistent with past practices that are not in the aggregate in excess of U.S.$50,000 or the equivalent thereof, and (z) loans, advances or capital contributions to or investments by the Company in Inverness-U.S., and in each case made in the ordinary course of business consistent with past practices;
(viii) any transaction or commitment made, or any contract or agreement entered into, by the Company or Inverness-U.S. relating to any of its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or Inverness-U.S. of any contract, agreement or other right, in any case, material to the Company and Inverness-U.S., taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; or

(ix) change by the Company or Inverness-U.S. in its accounting principles, practices or methods. Since the Company Balance Sheet Date, except for increases in the ordinary course of business consistent with past practices, there has not been any increase in the compensation payable or that could become payable by the Company or Inverness-U.S. to (a) officers of the Company or Inverness-U.S. or (b) any employee of the Company or Inverness-U.S. whose annual cash compensation is the equivalent of U.S.$110,000 or more.

     Section 4.7.  Indebtedness; Bank Accounts; Receivables; Customers.
                   ----------------------------------------------------

          (a) Section 4.7(a) of the Disclosure Schedule provides accurate and complete information (including amount and name of payee) with respect to all Indebtedness of the Company or Inverness-U.S.. For purposes hereof, "Indebtedness" of any person means all items of indebtedness of such person for borrowed money and purchase money indebtedness, including without limitation capitalized lease obligations, which in accordance with generally accepted accounting principles, would be included in determining liabilities as shown on the liability side of the balance sheet of such person as of the date as of which indebtedness is to be determined, and also includes all Contingent Obligations. For purposes hereof, "Contingent Obligation" means, as applied to any person, any liability, contingent or otherwise, of that person with respect to any Indebtedness, capital lease (other than as lessor), dividend, letter of credit, surety bond, or other obligation of another, including, without limitation, any such obligation guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that person, or in respect of which that person is otherwise liable. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported.

          (b) Section 4.7(b) of the Disclosure Schedule provides the account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account maintained by or for the benefit of the Company or Inverness-U.S. at any bank or other financial institution.

          (c) Section 4.7(c) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company or Inverness-U.S. (collectively, "Receivables") as of the Company Balance Sheet Date. Except as set forth in Section 4.7(c) of the Disclosure Schedule, all existing Receivables (including those Receivables reflected on the Company Balance Sheet that have not yet been collected and those Receivables that have arisen since the Company Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of the Company or Inverness-U.S. arising from bona fide transactions entered into in the ordinary course of business, and (ii) have been collected or are current and will be collected by the Company or Inverness-U.S. (without any counterclaim or set-off) within ninety (90) days after the date due or, with respect to those Receivables already more than 90 days past due, 45 days after the Closing Date, in each case net of an allowance for doubtful accounts not to exceed amounts reserved for on the Company Balance Sheet.

          (d) Section 4.7(d) of the Disclosure Schedule identifies and provides an accurate and complete breakdown of the revenues received from each customer or other person that accounted for more than U.S.$50,000 or the equivalent thereof of the revenues of the

Company or Inverness-U.S. in the fiscal year ended on the Company Balance Sheet Date, and identifies each customer that is obligated to make payments to the Company or Inverness-U.S. in an aggregate amount exceeding U.S.$50,000 or the equivalent thereof per year. Neither the Company nor Inverness-U.S. has received any written notice indicating that any customer or other person identified in
Section 4.7(d) of the Disclosure Schedule intends or expects to cease dealing with the Company or Inverness-U.S. or to effect a material reduction in the volume of business transacted by such person with the Company or Inverness-U.S. below historic levels.

          (e) The Shareholders are not aware of any customer of the Company or Inverness-U.S. with a current claim for refund of all or part of the price paid for the Company's or Inverness-U.S.'s services or products.

     Section 4.8.  Litigation.  There is no suit, claim, action, proceeding or
                   ----------
investigation pending or, to the knowledge of the Shareholders, threatened against the Company or Inverness-U.S. or any of their respective properties or assets before any Governmental Entity. Neither the Company nor Inverness-U.S. is subject to any outstanding order, writ, injunction or decree other than as may have been issued ex parte of which the Shareholders have no knowledge.

     Section 4.9.  Compliance with Applicable Law.  The Company and Inverness-
                   ------------------------------
U.S. hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Inverness Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would reasonably be expected to, individually or in the aggregate, not have a Material Adverse Effect on the Company. The Company and Inverness-U.S. are in compliance with the terms of the Inverness Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The businesses of the Company and Inverness-U.S. are not being conducted in violation of any applicable law, ordinance or regulation the violation of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or Inverness-U.S. is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, except as set forth in Section 4.9 of the Disclosure Schedule.

     Section 4.10.  Title to Properties; Absence of Liens and Encumbrances
                    ------------------------------------------------------

          (a) Neither the Company nor Inverness-U.S. owns any fee interest in any real property nor has it ever owned any fee interest in any real property.
Section 4.10(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or Inverness-U.S., the name of the lessor and the date of the lease and each amendment thereto. All such current real property leases are in full force and effect and are valid and effective in accordance with their respective terms against the Company or Inverness U.S., as the case may be. There is not under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by or with respect to the Company or Inverness-U.S., or to the Shareholders' knowledge, by or with respect to any third party. Copies of such leases in effect on the date hereof have been delivered to Parent.

          (b) The Company and Inverness-U.S. have good and marketable title to or, in the case of leased properties and assets, valid leasehold interests in, all of their material properties and material assets, whether tangible or intangible (including Intellectual Property), real, personal and mixed, free and clear of any Liens except as reflected in the Financial Statements or in Section 4.10(b) of the Disclosure Schedule.

     Section 4.11.  Employee Benefit Plans; Labor Matters.
                    -------------------------------------

          (a) Section 4.11(a) of the Disclosure Schedule sets forth a list as of the date hereof of (i) all directors, officers or employees of the Company or Inverness-U.S. and correctly reflects the current salary and any other compensation payable to such directors, officers, or employees (including compensation payable pursuant to bonus, deferred compensation or commission arrangements or in connection with any manager's insurance, education fund and health fund other than payments not included thereon as are required by law) and such employee's employer, and position; (ii) all agreements with consultants who are individuals obligating the Company or Inverness-U.S. to make annual cash payments in an amount exceeding U.S.$50,000 or the equivalent thereof; (iii) all severance agreements, programs and policies of the Company or Inverness-U.S. with or relating to its employees except such programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company or Inverness-U.S. with or relating to its employees that contain change in control provisions other than the Company's employee stock option plan and option agreements issued thereunder or other options issued by the Company. The Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

          (b) Neither the Company nor Inverness-U.S. is a party to any collective labor agreement or any other contract or arrangement with any trade union or other body representing any of its employees other than as set forth in
Section 4.11(b) of the Disclosure Schedule, and neither the Company nor Inverness-U.S. has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its or their employees as would constitute a likely possibility of the appointment or nomination of a collective bargaining representative on behalf of the employees of the Company or Inverness U.S. Other than as set forth in Section 4.11(b) of the Disclosure Schedule, neither the Company nor Inverness-U.S. is subject to any contract arrangement or custom with regard to employment (including without limitation the termination thereof) except, in relation to the Company, for such customs as are standard in Israel, for companies engaging in businesses similar to that of the Company. Other than extension orders (tzavei harchava) of general application to all employees in Israel, the Company is not subject to any extension order.

          (c) Except for the employment agreements listed in Section 4.11(c) of the Disclosure Schedule, there are no contracts or arrangements between the Company or Inverness-U.S. and any of its directors, officers, executives or employees which cannot be terminated by such corporation by three months notice or less without giving rise to a claim for damages or compensation (except for statutory severance pay).

          (d) There is no outstanding claim or complaint (including, without limitation, any claim resulting from a bonus arrangement) against the Company or Inverness-U.S., other than claims and complaints demanding solely pecuniary damage in an aggregate amount not greater than $50,000, by any person who is now or has been an officer or employee of such company. Without limiting the generality of the above, there are no unfair labor practice claims or charges pending, or to the knowledge of the Company, threatened against any of the Company or Inverness-U.S.

          (e) There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened or contemplated) against or affecting the Company or Inverness-U.S. and there have been no disputes between the Company or Inverness-U.S. and any number or category of employees and there are no present circumstances which are reasonably likely to give rise to any such dispute.

          (f) The severance pay due to the employees of the Company and Inverness-U.S. is fully funded or provided for in accordance with both Israeli GAAP and U.S. GAAP, all liabilities of the Company or Inverness-U.S. in connection with their respective employees (excluding illness pay) were adequately accrued in the Financial Statements and, other than as set forth in
Section 4.11(f) of the Disclosure Schedule, the Company is not aware of any circumstance whereby any employee might demand (whether legally entitled to or not) any claim for compensation on termination of employment beyond the statutory severance pay to which such employee is entitled. All obligations of the Company or Inverness-U.S. with respect to statutorily required severance payments have been fully satisfied or have been funded by contributions to appropriate insurance funds.

          (g) All amounts which the Company or Inverness-U.S. are legally or contractually required to either (i) deduct from their employees' salaries and/or transfer to such employees' pension or provident, life insurance, incapacity insurance, continuing education fund or otherwise or (ii) withhold from their employees' salaries and pay to any government, governmental agency or instrumentality thereof as required by the Israeli Income Tax Ordinance [New Version] or otherwise have, in each case, been duly deducted, withheld and paid, and neither the Company nor Inverness-U.S. has any outstanding obligation to make any such transfer or provision, except in the ordinary course of business.

          (h) Each of the Company and Inverness-U.S. is in compliance in all material respects with all other applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (i) The Shareholders have no knowledge of any facts indicating that
(i) the consummation of the transactions contemplated hereunder will have a material adverse effect on the labor relations of the Company or Inverness-U.S., or (ii) except as set forth on the Disclosure Schedule and limited to the period immediately prior to the announcement of the existence of this Agreement, any of the employees of the Company or Inverness-U.S. intends to terminate his or her employment with such company.

          (j) Except under the Company's stock option plan, the options issued thereunder and the 35,000 options issued by the Company to Bruce Donadt, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereunder will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Company or Inverness-U.S., or materially increase the benefits payable or provided to any current or former employee or director of any of the Company or Inverness-U.S., or result in any acceleration of the time of payment, provision or vesting of any such benefits. Without limiting the generality of the foregoing, but subject to the proviso in the first sentence of this subsection, the consummation of the transactions contemplated hereunder will not result in the acceleration of vesting of any unvested options outstanding under any option plan or other incentive plan of any of the Company or Inverness-U.S.

          (k) No employee benefit plan of Inverness-U.S. that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to
Section 4980B of the Code or similar state laws.

     Section 4.12.  Agreements, Scheduled Contracts and Commitments
                    -----------------------------------------------

          (a) Scheduled Contracts.  Except as set forth in Section 4.12(a) of
              -------------------
the Disclosure Schedule and in the Company's employment and consulting agreements as are listed in Schedule 4.11 and in the Company's employee stock option plan, the option agreements issued thereunder and the other options issued by the Company all as are described in Schedule 4.11, neither the Company nor Inverness-U.S. has, is a party to or is bound by:

              (i)   any collective bargaining agreements;

              (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

              (iii) any bonus, deferred compensation, sales compensation plan, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements or agreements to change any such plans whether written or oral;

              (iv) any employment or consulting agreement with an employee or individual consultant, or any consulting or sales agreement under which a firm or other organization provides services to the Company or Inverness-U.S. in any case involving aggregate payments in excess of U.S.$50,000 or the equivalent thereof in one year;

              (v) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

              (vi)  any fidelity or surety bond or completion bond;

              (vii) any lease of personal property having a value individually in excess of U.S.$50,000 or the equivalent thereof other than Company cars and equipment used in the ordinary course of the Company's business;

          (viii) any agreement of indemnification or guaranty other than expressly set forth in the Scheduled Contracts other than in the Company's agreements with customers as are executed by the Company in the ordinary course of business

          (ix) any agreement pursuant to which the Company or Inverness-U.S. has granted, or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code; provided that the Parent acknowledges that the business of the Company is to sell licenses to source code;

          (x) any agreement relating to capital expenditures and involving future payments in excess of U.S.$50,000 or the equivalent thereof;

          (xi) any agreement relating to the disposition or acquisition of assets, property or any interest with a value in excess of $50,000 in any business enterprise outside the ordinary course of the Company's or Inverness-U.S.'s business;

          (xii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, including any guaranty referred to in clause (viii) of this
Section 4.12(a);

          (xiii) any purchase order or contract for the purchase of raw materials or services involving U.S.$50,000 or the equivalent thereof or more;

          (xiv)    any construction contract;

          (xv) any distribution, joint marketing or development agreement that is in effect;

          (xvi) any other agreement that involves payment or receipt by the Company or Inverness-U.S. of U.S.$50,000 or the equivalent thereof or more or is not cancelable without penalty upon notice of thirty (30) days or less;

          (xvii) any contract under which the Company or Inverness-U.S. provides services to third parties for which it will receive payments in excess of U.S.$50,000 or the equivalent thereof in a period of 12 consecutive months; or

          (xviii) any contract that contains a liquidated damages provision for failure to meet performance or quality milestones.

     (b) Loss Contracts.  Section 4.12(b) of the Disclosure Schedule identifies
         --------------
all contracts (whether fixed price or time and materials with a price cap or other contract having similar effect) under which the Company or Inverness-U.S. provides products or services to a third party and as to which the cost of performance has exceeded or is likely to exceed the contract price by more than $50,000 and also sets forth, with respect to each such contract, the amount by which such cost of performance exceeds such contract price. Except as set forth in Section 4.12(b) of the Disclosure Schedule, the Shareholders believe that all contracts under which the Company or Inverness-U.S. provides services to a third party are capable of being performed at a cost equal to not more than $50,000 in excess of the contract price.

     (c)  No Government Contracts.
          -----------------------

          (i) Except to the extent set forth in Section 4.12(c) of the Disclosure Schedule, neither the Company nor Inverness-U.S. is or ever was a party to any Government Contract or outstanding Bid.

          (ii) For purposes hereof, "Bid" means any quotation, bid or proposal by the Company or Inverness-U.S. which, if accepted or awarded, would lead to a Government Contract for the design, manufacture or sale of products or the provision of services by the Company or Inverness-U.S..

          (iii) For purposes hereof, "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company or Inverness-U.S. between the Company or Inverness-U.S. and (A) any government, governmental agency or instrumentality thereof other than telephone or communication companies which may be partially owned by governments, (B) any prime contractor to any government, governmental agency or instrumentality thereof in respect of a contract for a governmental agency, or (C) any subcontractor to any government, governmental agency or instrumentality thereof, in respect of the contract for such governmental agency or instrumentality.

     (d) No Contract Breaches.  Except for such alleged breaches,
         --------------------
violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in
Section 4.12(d) of the Disclosure Schedule, neither the Company nor Inverness-U.S. has in any material respect breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth in Section 4.12(a), Section 4.12(b) or Section 4.12(c) of the Disclosure Schedule (any such agreement, contract or commitment, regardless of whether it is set forth on such schedule, a "Scheduled Contract"). Each Scheduled Contract is in full force and effect and, except as otherwise disclosed in Section 4.12(d) of the Disclosure Schedule, is not subject to any default thereunder of which the Shareholders have knowledge by any party obligated to the Company or Inverness-U.S. pursuant thereto.

     (e) Consulting Agreements.  With respect to any consulting agreements
         ---------------------
of the Company and Inverness-U.S. listed in Section 4.12(a) of the Disclosure Schedule, (i) all of the agreements and understandings of the Company or Inverness-U.S., on the one hand, and each of the respective third parties, on the other hand, are set forth in the copies of such agreements provided to Parent, (ii) there are no other agreements changing the rights or obligations of the Company or Inverness-U.S. thereunder and (iii) except as set forth on
Section 4.12(e) of the Disclosure Schedule, the Company or Inverness-U.S. has retained all rights to its Intellectual Property developed by consultants under such agreements and the third parties do not have any ownership interest, jointly or otherwise, in such Intellectual Property.

     Section 4.13.  Interested Party Transactions  Except as set forth in
                    -----------------------------
Section 4.13 of the Disclosure Schedule, no member, manager, officer or affiliate of the Company or Inverness-U.S.

(nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person other than the Company or Inverness U.S. which has furnished or sold, or furnishes or sells, services or products that the Company or Inverness-U.S. furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or Inverness-U.S., any goods or services, (iii) a beneficial interest in any Scheduled Contract or (iv) any contractual or other arrangement with the Company or Inverness-U.S.; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 4.13.

     Section 4.14.  Environmental Laws and Regulations.
                    ----------------------------------

          (a) Each of the Company and Inverness-U.S. is in material compliance with all applicable national, state and local laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and Inverness-U.S. of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof.
Neither the Company nor Inverness-U.S. has received written notice of or is the subject of any action, cause of action, claim, investigation, demand or notice by any person alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"). To the knowledge of the Shareholders, there are no existing facts that are reasonably likely to prevent or interfere with such material compliance in the future. Neither the Company nor Inverness-U.S. is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law.

          (b) There are no Environmental Claims that are pending or, to the knowledge of the Shareholders, threatened against the Company or Inverness-U.S. or, to the knowledge of the Shareholders, against any person whose liability for any Environmental Claim the Company or Inverness-U.S. has or may have retained or assumed either contractually or by operation of law.

          (c) The properties currently operated by the Company and Inverness-U.S. (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances. The properties formerly operated by the Company or any subsidiary were not contaminated with any Hazardous Substances during the period of ownership or operation of the Company or Inverness-U.S. Neither the Company nor Inverness-U.S. is subject to liability for any Hazardous Substance disposal or contamination on any third party property.

For purposes hereof, "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     Section 4.15.  Taxes.
                    -----

          (a) Definitions.  For purposes of this Agreement:
              -----------

             (i) the term "Tax" (including "Taxes") means (A) all national, state or local taxes of any kind, including, without limitation, taxes computed by reference to income, profits, capital, property, employment or sales, together with any interest and any penalties, or withholding additions to tax or additional amounts with respect thereto, (B) any liability for the payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

             (ii) the term "Tax Return" means any return, declaration, report, statement, information statement or other document required to be filed with respect to Taxes.

          (b) The Company and Inverness-U.S have timely filed all material Tax Returns they are required to have filed; and such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement under
Section 6662 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") (or any predecessor provision or comparable provision of state, local or Israeli law).

          (c) The Company and Inverness-U.S have paid or adequately provided in the most recent Financial Statements for all Taxes (whether or not shown on any Tax Return) they are required to have paid or to pay or for which they are liable. All Taxes that the Company and Inverness-U.S have been required to collect and withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. There are no Liens for Taxes upon the assets of the Company except for Taxes that are not yet payable.

          (d) No material claim for assessment or collection of Taxes is presently being asserted against the Company or Inverness-U.S and neither the Company nor Inverness-U.S is a party to any pending action, proceeding, or investigation by any taxing authority nor do the Shareholders have knowledge of any such threatened action, proceeding or investigation.

          (e) Inverness-U.S is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company or of Inverness-U.S, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code.

          (f) Neither the Company nor Inverness-U.S is a party to any Tax allocation or sharing agreement, other than any agreement entered into in the ordinary course of business with customers, vendors, suppliers and lessors with respect to Taxes other than net income taxes.

          (g) Inverness-U.S has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and does not have any liability for the Taxes of another person (i) under Section 1.1502-6 of the U.S. Treasury Regulations promulgated under the Code (or any similar provision of any other law) or (b) as a transferee or successor.

     Section 4.16.  Intellectual Property.
                    ---------------------

          (a) Section 4.16(a) of the Disclosure Schedule sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others, by the Company or Inverness-U.S., a complete and accurate list of all (a) patents and patent applications; (b) Trademark registrations and applications and material unregistered Trademarks; and (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). For purposes of this Agreement, "Intellectual Property" means: trademarks and service marks (whether registered or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any continuations, continuations in part, reissue patents, reexamination certificates and applications for any of the foregoing) (collectively "Patents"); copyrights (including any registrations and applications therefor)(collectively "Copyrights"); computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, "Trade Secrets").

          (b)  Trademarks.
               ----------

               (i) All Trademark registrations are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Trademark in question.

               (ii) No registered Trademark has been within the last three (3) years or is now involved in any opposition or cancellation proceeding before any Governmental Entity. No such action has been threatened within the one-year period prior to the date of this Agreement.

               (iii) There has been no prior use of any material Trademark by any third party which would confer upon said third party superior rights in any such Trademark.

               (iv) All material Trademarks registered in the United States have been in continuous use by the Company or Inverness-U.S.

               (v) The Company and Inverness-U.S. have taken the actions described in Section 4.16(b) of the Disclosure Schedule to police the Trademarks that are used in the United States against third party infringement of which the Company is aware.

          (c)  Patents.
               -------

               (i) All Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Patent in question. Section 4.16(c) of the Disclosure Schedule, sets forth a complete and accurate list of the patents owned, or previously owned, by the Company or Inverness-U.S.

               (ii) No Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding before any Governmental Entity. To the Company's knowledge, no such action has been threatened within the one-year period prior to the date of this Agreement.

               (iii) There is no patent, patent application, printed publication or other prior art of any person that conflicts in any material respect with any Patent.

          (d)  Trade Secrets.
               -------------

               (i) The Company has taken the steps described in Section 4.16(d) of the Disclosure Schedule to protect the Company's rights in confidential information and Trade Secrets of the Company.

               (ii) Without limiting the generality of Section 4.16(d)(i) and except as would not be materially adverse to the Company or its business, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, a copy of which has been furnished to Parent, and, except under confidentiality obligations, there has been no disclosure by the Company or any subsidiary of material confidential information or Trade Secrets.

          (e) License Agreements.  Section 4.16(e)(i) of the Disclosure Schedule
              ------------------
sets forth a complete and accurate list of all license agreements granting to the Company or Inverness-U.S. any material right to use or practice any rights under any Intellectual Property other than office automation software used generally in the Company's or Inverness-U.S.'s operations and other software that is not used in connection with the design, development, use, maintenance and support, testing, assembly and manufacture of the Company's or Inverness-U.S.'s products and is commercially available on reasonable terms to any person for a license fee of no more than U.S.$50,000 or the equivalent thereof (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto and the amount of any future royalty or license fee payable thereunder. Section 4.16(e)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company or Inverness-U.S. licenses software or grants other rights in to use or practice any rights under any Intellectual Property, excluding licenses with customers that in the twelve-month period prior to the date hereof have purchased or licensed products for which the total payments to the Company and Inverness-U.S. did not exceed U.S.$50,000 or the equivalent thereof (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. There is no material outstanding or, to the Shareholders' knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

          (f) Ownership; Sufficiency of IP Assets.  Except as set forth in
              -----------------------------------
Section 4.16(f) of the Disclosure Schedule, the Company or Inverness-U.S. owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of its Intellectual Property used in and necessary to the current conduct of its business. The Intellectual Property identified in Section 4.16(a) of the Disclosure Schedule, together with the Company's and Inverness-U.S.'s unregistered copyrights and the Company's and Inverness-U.S.'s rights under the licenses granted to the Company or Inverness-U.S. under the Inbound License Agreements together with all Company know-how, technology; trade secrets and other confidential information, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, concepts, ideas, techniques, methods, source codes, object codes and methodologies that are by law the property of the Company but that may not be subject to copyright protection, constitute all the material Intellectual Property rights used in the operation of the Company's and Inverness-U.S.'s businesses as they are currently conducted and are all the Intellectual Property rights necessary to operate such businesses after the Closing Date in substantially the same manner as such businesses have been operated by the Company prior thereto.

          (g) Protection of IP.  The Company has taken those steps set forth in
              ----------------
Section 4.16(g) of the Disclosure Schedule to protect the Intellectual Property of the Company and Inverness-U.S..

          (h) No Infringement by the Company.  The products used, manufactured,
              ------------------------------
marketed, sold or licensed by the Company and Inverness-U.S., and all Intellectual Property used in the conduct of the Company's and Inverness-U.S.'s businesses as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

          (i) No Pending or Threatened Infringement Claims.  No litigation is
              --------------------------------------------
now or, within the three (3) years prior to the date of this Agreement, was pending and, to the Company's knowledge, no notice or other claim in writing has been received by the Company within the one (1) year period prior to the date of this Agreement, (i) alleging that the Company Inverness-U.S. has engaged in any activity or conduct that infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual
Property owned or exclusively licensed by the Company.   Except as specifically
disclosed in one or more Sections of the Disclosure Schedules pursuant to this
Section 4.16, no Intellectual Property owned or licensed by the Company or Inverness-U.S. is subject to any outstanding order, judgment, decree, stipulation or agreement (other than Inbound License Agreements) restricting the use thereof by the Company or Inverness-U.S. or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or Inverness-U.S. to any person.

          (j) No Infringement by Third Parties.  To the Shareholder's knowledge,
              --------------------------------
no person is misappropriating, infringing, diluting, or violating any Intellectual Property owned or exclusively licensed by the Company or Inverness-U.S., and no such claims have been brought against any person by the Company or Inverness-U.S.

          (k) Assignment; Change of Control.  The execution, delivery and
              -----------------------------
performance by the Shareholders of this Agreement, and the consummation by the Shareholders of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's or Inverness-U.S.'s rights to own any of its Intellectual Property or their respective rights under the License Agreements, nor require the consent of any Governmental Entity or third party in respect of any such Intellectual Property, other than (i) the consent of the Chief Scientist of Israel's Ministry of Trade and Industry; (ii) the right of Motorola, Inc. ("Motorola") to terminate the Software License Agreement dated January 26, 1998 between Inverness-U.S. and Motorola; and (iii) as set forth in
Section 4.16(j) of the Disclosure Schedule.

          (l) Software.  The Software owned or purported to be owned by the
              --------
Company or Inverness-U.S. that is used in its business ("Owned Software") set forth in Section 4.16(l) of the Disclosure Schedule, was either (i) developed by employees of Seller or Inverness-U.S. within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company or Inverness-U.S. pursuant to written agreements; or (iii) otherwise acquired by the Company or Inverness-U.S. from a third party. The Owned Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company or Inverness-U.S., except for such materials or development environments obtained by the Company or Inverness-U.S. from other persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms or as negotiated between the Company and any such other person. For purposes hereof, "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

          (m) Performance of Existing Software Products.  Section 4.16(m) of the
              -----------------------------------------
Disclosure Schedule contains a list of (i) the Software products that are manufactured by the Company or Inverness-U.S. and (ii) any Software products marketed by the Company or Inverness-U.S. as to which the Company or any such subsidiary warrants performance to the end user thereof (collectively "Software Products"). All of such Software Products listed and described in Section 4.16(m) of the Disclosure Schedule which are generally available to customers perform in all material respects free of significant bugs (i.e. bugs which result in obvious impairment of functionality) applicable to the product, and any agreed specifications or end user documentation or other information provided to customers of the Company on which such customers relied when licensing or otherwise acquiring such products. Further, where the Company or Inverness-U.S. have represented such Software products to be compliant with any protocol or standard adopted by an applicable standards setting body (such as the IEEE or the ITU), said Software is compliant with that protocol or standard.

          (n) Documentation.  The Company and Inverness-U.S. have taken all
              -------------
actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

          (o)  Year 2000 Compliance.
               --------------------

               (i) All of the Company's and Inverness-U.S.'s Software Products that are listed in Section 4.16(m) of the Disclosure Schedule record, store, process and calculate and present calendar dates falling on and after December 31, 1998, and will calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1998, or calculate any information dependent on or relating to such dates (collectively "Year 2000 Compliant). None of the material products of the Company or Inverness-U.S. have lost or will lose significant functionality with respect to the introduction of records containing dates falling on or after December 31, 1998 and all of the internal computer systems of the Company or Inverness-U.S. comprised of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) related to the Company's and Inverness-U.S.'s businesses (collectively, a "Business System"), that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company and Inverness-U.S., including its accounting systems, are Year 2000 Compliant. The current versions of the Company's and Inverness-U.S.'s software and all other Intellectual Property may be used after December 31, 1998, such that such Software and Intellectual Property will operate after such time period without error caused by date data that represents or references different centuries or more than one century.

               (ii) To the knowledge of the Shareholders, all of the Company's products and the conduct of the Company's business with customers and suppliers will not be materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. Except as set forth in
Section 4.16(o) of the Disclosure Schedule, neither the Company nor Inverness-U.S. is reasonably likely to incur material expenses arising from or relating to the failure of any of its Business Systems or any products (including all products sold on or prior to the date hereof) as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000.

          (p) Employee Confidentiality Agreements.  Except as set forth in
              -----------------------------------
Section 4.16(p) of the Disclosure Schedule, all current and former employees and consultants of the Company or Inverness-U.S. have entered into confidentiality, invention assignment and proprietary information agreements with the Company or Inverness-U.S. in the form provided to Parent. To the Shareholders' knowledge, no employee or consultant of the Company or Inverness-U.S. is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or Inverness-U.S. (other than time commitments of independent contractors to their other clients) or that would conflict with the Company's or Inverness-U.S.'s business. The carrying on of the Company's and Inverness-U.S.'s business by such employees and contractors of the Company or Inverness-U.S. and the conduct of the Company's and Inverness-U.S.'s business as presently proposed, will not, to the Shareholder's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants or the Company or Inverness-U.S. is now obligated. Except as set forth in Section 4.16(p) of the Disclosure Schedule, it is not necessary to utilize any inventions or any other Intellectual Property of any employees of or consultants to the Company or Inverness-U.S. (or persons the Company or Inverness-U.S. currently intends to hire) acquired prior to their employment by the Company or Inverness-U.S. in order to carry on the business of the Company and Inverness-U.S. as presently conducted. To the Shareholder's knowledge, except to the extent set forth in Section 4.16(p) of the Disclosure Schedule and except for grants received from the Chief Scientist of the Israel's Ministry of Industry and Trade, at no time during the conception of or reduction to practice of any of Intellectual Property owned by the Company or Inverness-U.S. was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company's or Inverness-U.S.'s rights in such Intellectual Property. Section 4.16(p) of the Disclosure Schedule lists each present and past employee, independent contractor and consultant who participated in a material way in the creation or development of any Owned Software or any other material Intellectual Property, indicating, in the case of any such employee, whether such employee is a present or past employee and, if a past employee and to the extent known by the Shareholder, the name of the current employer of such past employee. Without limiting the generality of the foregoing, Section 4.16(p) of the Disclosure Schedule specifically identifies each inventor named in any Patents (either individually or jointly with others), and indicates whether such inventor is a current employee of the Company or Inverness-U.S. and, if not a current employee of the Company or Inverness-U.S., (i) the relationship of such inventor to the Company or Inverness-U.S. at the time the respective invention was made and the present relationship, if any, of such inventor with the Company or Inverness-U.S. and
(ii) to the extent known by the Shareholder, the employer and current position of such inventor with such employer.

          (q) Export Restrictions.  Neither the Company nor Inverness-U.S. has
              -------------------
exported or transmitted Software or other material in connection with the Company's or Inverness-U.S.'s business to any country to which such export or transmission is restricted by any applicable law, without first having obtained all necessary and appropriate government licenses or permits.

          (r) Disabling Code and Contaminants.  The Owned Software is free of
              -------------------------------
any disabling codes or instructions (a "Disabling Code), and any virus or other intentionally created, undocumented contaminant (a "Contaminant), that may, or may be used to, access, modify, delete, damage or disable any Systems (as defined below) or that may result in damage thereto.

The Company and Inverness-U.S. have taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems used in connection with the Company's and Inverness-U.S.'s business (consisting of hardware, software, databases or embedded control systems, "Systems"are free from Disabling Codes and Contaminants. The Licensed Software is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that might result in damage thereto. Except as may be set forth in Section 4.16(r) of the Disclosure Schedule, the Company and Inverness-U.S. have taken all reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto.

     Section 4.17.  Insurance.  Each of the Company and Inverness-U.S. maintains
                    ---------
insurance policies (the "Insurance Policies) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and Inverness-U.S. has complied with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Shareholders' knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

     Section 4.18.  Certain Business Practices.  None of the Company, Inverness-
                    --------------------------
U.S. or any directors, officers, agents or employees of the Company or Inverness-U.S. has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of applicable law, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     Section 4.19.  Restrictions on Business Activities. Except as set forth in
                    -----------------------------------
Section 4.19 of the Disclosure Schedule, there is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company or Inverness-U.S. is a party or otherwise binding upon the Company or Inverness-U.S. that has or is reasonably likely to have the effect of prohibiting or impairing any business practice of the Company or Inverness-U.S., any acquisition of property (tangible or intangible) by the Company or Inverness-U.S. or the conduct of business by the Company or Inverness-U.S.. Without limiting the foregoing, except as set forth in Section 4.19 of the Disclosure Schedule, neither the Company nor Inverness-U.S. has entered into any agreement under which the Company or any such subsidiary is restricted from selling, licensing or otherwise distributing any of its products or providing services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     Section 4.20.  Product and Service Warranties.  Section 4.20 of the
                    ------------------------------
Disclosure Schedule sets forth a summary of the written warranties and guaranties by the Company or Inverness-U.S. currently in effect with respect to any of its products or services, complete and accurate copies of which have been delivered to Parent. There have not been any material deviations from such warranties and guaranties, and neither the Company, Inverness-U.S. nor any of their respective salesmen, employees, distributors and agents is authorized to undertake warranty and guaranty obligations to any customer or to other third parties in excess of such warranties or guaranties.

     Section 4.21.  Suppliers.  The documents and information supplied by the
                    ---------
Company to Parent or any of its representatives in connection with this Agreement with respect to relationships and volumes of business done with its significant suppliers are accurate in all material respects. During the last twelve (12) months, the Company has received no notices of termination or written threats of termination from any of the five (5) largest suppliers of the Company and Inverness-U.S., taken as a whole.

     Section 4.22.  Brokers.  No broker, finder or investment banker is entitled
                    -------
to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Shareholders.

     Section 4.23.  Minute Books. The minute books of the Company and Inverness-
                    ------------
U.S. made available to Parent are the only minute books of the Company and Inverness-U.S. and contain a reasonably accurate summary of all actions taken at meetings of the Board of Directors of the Company or Inverness-U.S. (or committees thereof) or actions by written consent since the time of organization of the Company and Inverness-U.S., respectively.


                                   ARTICLE V


                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

     Parent hereby represents and warrants to the Shareholders as follows:

     Section 5.1.  Organization.
                   ------------

          (a) Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore made available to the Shareholders accurate and complete copies of its Constitutional Documents as currently in full force and effect.

          (b) Parent is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent" means any circumstance, change in, or effect on Parent and Inverness-U.S., taken as a whole, (i) that is, or is reasonably likely in the future to be, materially adverse to the operations, assets or liabilities (including contingent liabilities), earnings or results of operations or business (financial or otherwise) of Parent and Inverness-U.S., taken as a whole or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the transactions contemplated hereby; provided, however, that such term shall not include any circumstance or change related to (A) general economic conditions, (B) securities markets generally or (C) fluctuations in the price of Parent Common Stock unrelated to any event that would otherwise constitute a Material Adverse Effect on Parent.

     Section 5.2. Capitalization of Parent and its Subsidiaries.
                  ---------------------------------------------

          (a) The authorized capital stock of Parent consists of Forty Million (40,000,000) shares of Parent Common Stock, of which Twenty Million, Four Hundred Twenty Two Thousand and Forty Eight (20,422,048) shares of Parent Common Stock were issued and outstanding as of December 31, 1999, and Five Million (5,000,000) shares of preferred stock, $0.001 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of December 31, 1999, Five Million, Eight Hundred Thirty-Three Thousand, Two Hundred and Forty-Five (5,833,245) shares of Parent Common Stock were reserved for issuance (excluding automatic future re-loads under Parent's option or employee stock purchase plans, "Parent Reserved Shares") and Three Million, Seven Hundred Forty Thousand, One Hundred and Sixty-Four (3,740,164) were issuable upon or otherwise deliverable in connection with the exercise of outstanding options, warrants and convertible securities. Between December 31, 1999 and the date hereof, no shares of Parent's capital stock have been issued, other than (i) pursuant to the exercise of stock options, warrants and convertible securities that entitled the holders thereof to purchase Parent Reserved Shares; (ii) grants of stock options to employees, officers and directors made in the ordinary course of business and consistent with past practice that would entitle the holders thereof to purchase Parent Reserved Shares; and (iii) the issuance of 2,448,413 shares of Parent Common Stock pursuant to the acquisition of D2 Technologies, Inc. Except as set forth above, as of the date hereof, there are outstanding (A) no shares of capital stock or other voting securities of Parent (B) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Parent (C) no options or other rights to acquire from Parent or its subsidiaries and no obligations of Parent or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (D) no equity equivalent interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (collectively, "Parent Securities"). As of the date hereof, there are no outstanding obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent. The forms of Certificate of Incorporation and Bylaws of Parent filed with the SEC as exhibits to Parent's S-1 Registration Statement for its initial public offering have not been amended as of the date hereof.

          (b) The Parent Common Stock constitutes the only classes of equity securities of Parent or its subsidiaries registered or required to be registered under the U.S. Exchange Act.

          (c) At the Closing Date, the Parent Shares issuable to the Shareholders pursuant to Article II shall be validly issued, fully paid, nonassessable and free of preemptive rights of any stockholders of Parent.

     Section 5.3.  Authority Relative to this Agreement.  Parent has all
                   ------------------------------------
necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction

Documents to which it is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents to which Parent is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the boards of directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which Parent is a party have been (in the case of this Agreement) or shall be (in the case of the other Transaction Documents) duly and validly executed and delivered by the Parent and constitute or will constitute, assuming the due authorization, execution and delivery hereof by the Shareholder, the valid, legal and binding agreements of Parent enforceable against Parent in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 5.4.  SEC Reports; Financial Statements.
                   ---------------------------------

          (a) Parent filed with the Securities and Exchange Commission (the "SEC") its final prospectus dated November 16, 1999 pursuant to Rule 424(b) under the U.S. Securities Act, as defined below (the "Parent SEC Reports) which complied at the time of filing in all material respects with all applicable requirements of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), and the U.S. Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), each law as in effect on the dates such forms reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited and any unaudited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except for the absence of footnotes in the unaudited financial statements), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any interim financial statements, to normal year-end adjustments).

          (b) Parent has delivered to the Shareholders copies of an unaudited balance sheet of Parent as of January 2, 2000 and the related statement of operations as of January 2, 2000, which have been prepared in all material respects in accordance with United States generally accepted accounting principles consistently applied, and fairly present the financial condition of Parent as of January 2, 2000 and the results of its operations for the period covered thereby (subject to normal year-end adjustments and except that such financial statements do not contain all required footnotes) (the "Parent Interim Financial Statements".

          (c) Except as disclosed in the Parent Interim Financial Statements, no change in the business, assets, liabilities, condition (financial or other), or results of operations of Parent has occurred between the date of filing of the Parent SEC Reports filed prior to the date hereof with the SEC and the date hereof that would cause such Parent SEC Reports, including the financial statements and schedules included or incorporated by reference therein, to contain, as of the date hereof, any untrue statement of a material fact or to omit to state a material fact that would be required to be stated or incorporated by reference therein or that would be necessary in order to make the statements contained therein, as of the date hereof, not misleading.

     Section 5.5.  Consents and Approvals; No Violations.  Except for such
                   -------------------------------------
filings, permits, authorizations, consents, and approvals as are referred to in
Section 7.1(b) hereto, no filing with or notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent of this Agreement or any of the other Transaction Documents to which it is a party or the consummation by Parent of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which it is a party by Parent nor the consummation by Parent of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective Constitutional Documents of Parent or any of Parent's subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of Parent's subsidiaries or any of their respective properties or assets.

     Section 5.6.  Sophisticated Investor.  Parent is a sophisticated investor
                   ----------------------
and has the capacity to evaluate both the merits and the risks involved in purchasing the Shares.

     Section 5.7.  Access to Information.  Parent has been given the opportunity
                   ---------------------
to ask questions and obtain information concerning the financial condition, results of operation, operations, assets and liabilities of the Company and Inverness-U.S., provided, however, that the foregoing representation and warranty shall have no effect upon the rights of Parent under either Article VIII or Article IX hereof.

     Section 5.8.  Brokers.  No broker finder or investment banker is entitled
                   -------
to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.


                                  ARTICLE VI


                                   COVENANTS
                                   ---------

     Section 6.1.  Conduct of Business of the Company.  Except as contemplated
                   ----------------------------------
by this Agreement or as expressly consented to by the Parent, during the period from the date hereof to the Closing Date, the Shareholders shall not cause the Company or Inverness-U.S. to take any of the Prohibited Actions and the Shareholders shall not take any action that would impair the Company's ability to, and the Shareholders shall not omit, refrain or neglect the taking of any action that would be required to, allow the Company and Inverness U.S. to conduct its operations in the ordinary course of business consistent with past practice, with diligence and effort and in substantially the same manner as such business was conducted prior to the date hereof, and to use its commercially reasonable efforts to preserve intact its current business organizations, keep available, the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date.

     Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing Date and unless this Agreement is terminated in accordance with Article VIII, the Shareholders shall not cause or permit the Company or Inverness-U.S. to, without the prior written consent of Parent to take any of the following actions (each such action a "Prohibited Action"):

          (a) amend its Constitutional Documents;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any debt or equity securities or equity equivalents (including any share options or share appreciation rights) except for the issuance and sale of Shares upon the exercise of share options granted under the Company's share option plan(s) prior to the date hereof;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its shares, make any other actual, distribution in respect of its shares or otherwise make any payments to shareholders in their capacity as such and other than in their capacity as officers, directors or consultants of the Company, or redeem or otherwise acquire any of its securities or any securities of Inverness-U.S.;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or Inverness-U.S.;

          (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of Inverness-U.S.;

          (f) (i) incur or assume any long-term or short-term Indebtedness or issue any debt securities, in each case, except for borrowings under existing lines of credit in the ordinary course of business and consistent with past practices, or modify or agree to any amendment of the terms of any of the foregoing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in any other person

(other than customary loans or advances to employees in each case in the ordinary course of business consistent with past practice not to exceed US$50,000 or the equivalent thereof in the aggregate); (iv) charge, pledge or otherwise encumber shares of capital stock of the Company or Inverness-U.S.; or
(v) mortgage, charge or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

          (g) except as may be required by applicable law or as expressly contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, special remuneration, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

          (h) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements in effect on the date hereof, the terms of which are in all material respects completely and correctly disclosed in Section 4.11 of the Disclosure Schedule or as required by applicable national, state or local applicable law or regulations;

          (i) except as expressly contemplated by this Agreement, enter into or amend any employment agreements, oral or written, increase the compensation payable or to become payable by it to any of its officers, shareholders, directors, employees or consultants, or adopt or amend any employee benefit plan or arrangement, oral or written (including any amendment to the Company's share option plan(s) or the agreements thereunder), or increase the salaries or wage rates of its officers, shareholders, directors, employees or consultants;

          (j) terminate the employment of any manager or officer or other employee or grant any severance or termination pay to any member, manager, officer or any other employee, except payments made pursuant to written agreements or other legally binding commitments disclosed to Parent in writing and in effect on the date hereof or as may be required by law

          (k) accelerate the vesting of any Company Stock Option as a result of the transactions contemplated hereby, any other change of control of the Company (as defined in the Company Plans) or otherwise except as may be called for under the Company's Stock Option plan, the agreements executed thereunder or other option agreements executed by the Company;

          (l) other than in the ordinary course of business and consistent with past practices, (i) acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of U.S.$50,000 or the equivalent thereof in the aggregate; (ii) enter into any exclusive license, distribution, marketing, sales or other agreement, (iii) enter into a "development services" or other similar agreement, or (iv) acquire, sell, lease, license, transfer or otherwise dispose of any Intellectual Property, provided that Parent acknowledges that the business of the Company entails the provision of development services and the transfer of rights in Intellectual Property including without limitation the transfer of source code written by the Company;

          (m) except as may be required as a result of a change in applicable law or in generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

          (n) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business and consistent with past practices;

          (o) (i) acquire (by merger, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and Inverness-U.S., taken as a whole; (iii) amend, modify or waive any right under any Scheduled Contract or any other material contract of the Company or Inverness-U.S. other than in the ordinary course of business and consistent with past practices; (iv) commit any breach or other violation of the terms of any Scheduled Contracts; (v) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Company or Inverness-U.S.; or (v) authorize any new or additional capital expenditure or expenditures in excess of $25,000 for any single expenditure, if any such expenditure or expenditures are not listed in the capital budget attached as Section 6.1(o) of the Disclosure Schedule; or (vi) authorize any new or additional manufacturing capacity expenditure or expenditures in excess of $50,000 for any single expenditure and $100,000 in the aggregate, for any manufacturing capacity contracts or arrangements;

          (p) make or revoke any tax election or settle or compromise any income tax liability other than as would not have a material adverse effect on the Company or Inverness U.S. or as would not have a material effect on the value of the Company or Inverness U.S. to Parent, or permit any insurance policy naming it as a beneficiary or loss-payee to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

          (q) allow any insurance policy relating to the Company's or Inverness-U.S.'s assets, properties or business to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

          (r) fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

          (s) fail to pay any Taxes or other material debts when due other than any Taxes or other material debts which are contested by the Company or Inverness-U.S. in good faith;

          (t) commence any litigation or any binding dispute resolution process (other than in respect of any breach of or claim arising under this Agreement), or settle or compromise any pending or threatened suit, action, claim or other dispute that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would involve more than U.S.$50,000 or the equivalent thereof or that would otherwise be material to the Company and Inverness-U.S., taken as a whole, or relates to any Intellectual Property matters;

          (u) take any action or fail to take any action that could reasonably be expected to (i) limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Company or Inverness-U.S. under Section 382, 383, 384 or 1502 of the U.S. Code and the Treasury Regulations thereunder, or (ii) cause any transaction in which the Company or Inverness-U.S. was a party that was intended to be treated as a reorganization under Section 368(a) of the Code to fail to qualify as a reorganization under
Section 368(a) of the Code;

          (v) except as set forth in Section 6.1(v) of the Disclosure Schedule and except as may be conducted in the ordinary course of business and consistent with past practices, enter into any licensing, distribution, sponsorship, advertising or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or Inverness-U.S. upon notice of 30 days or less or which provide for payments by or to the Company or Inverness-U.S. in an amount in excess of U.S.$50,000 or the equivalent thereof over the term of the agreement;

          (w) engage in any willful action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

          (x) take or agree in writing or otherwise to take any of the actions described in this Section 6.1 that it is prohibited from taking (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Shareholder contained in this Agreement (including the Exhibits hereto) untrue or incorrect).

     Notwithstanding any other provision of this Section 6.1 to the contrary, it is expressly agreed and understood that, subject to the prior approval of the Board of Directors of the Company and each of the Chief Executive Officers and the Chief Financial Officer of Parent, the Shareholders may cause or permit the Company to distribute up to an aggregate of the equivalent of U.S.$1,000,000 in employee bonuses and management fees prior to the Closing Date.

     Section 6.2.  No Solicitation or Negotiation.  Between the date hereof and
                   ------------------------------
the earlier of the termination of this Agreement and the Closing Date, the Shareholders shall not (nor shall the Shareholders cause the Company or Inverness-U.S. to or authorize or in any other way approve the Company or Inverness-U.S. or any of the Company's or Inverness-U.S.'s officers, directors, employees, agents, representatives, or affiliates or cause any person on behalf of the Shareholders to) directly or indirectly, take any of the following actions with any person other than Parent:

          (a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person relating to any possible acquisition of the Company or Inverness-U.S. (whether by way of merger, purchase of shares, purchase of assets or otherwise);

          (b) provide any nonpublic information with respect to the Company or Inverness-U.S. to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company or Inverness-U.S. (whether by way of merger, purchase of shares, purchase of assets or otherwise); or

          (c) enter into any agreement with any person providing for the possible acquisition of the Company or Inverness-U.S. (whether by way of merger, purchase of shares, purchase of assets or otherwise).

Each Shareholder shall, and it shall cause the Company and Inverness-U.S. to, promptly notify the Parent in the event it receives any proposal or inquiry from a third party concerning a proposed acquisition of the Company or Inverness-U.S., including the terms and conditions thereof and the identity of the party submitting such proposal, and shall advise Parent from time to time of the status and any material developments concerning the same.

     Section 6.3.  Comfort Letter.  The Shareholders shall use all reasonable
                   --------------
efforts, subject to reasonable cost demands, to cause Ernst & Young to deliver a letter dated not more than five (5) days prior to the Closing Date and addressed to Parent and its Board of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with the transactions contemplated by this Agreement.

     Section 6.4.  Access to Information.
                   ---------------------

          (a) Between the date hereof and the Closing Date, the Shareholders will give Parent and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records and personnel files of current employees of the Company and Inverness-U.S. as Parent may reasonably require, and will cause its officers and those of Inverness-U.S. to furnish Parent or its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company and Inverness-U.S. as Parent may from time to time reasonably request.

          (b) Between the date hereof and the Closing Date, the Shareholders shall furnish to Parent (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with March 2000), an unaudited balance sheet as of the end of such month and the related statements of earnings, shareholders' equity (deficit) and cash flows and (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, shareholders' equity (deficit) and cash flows for the quarter then ended, all of such financial statements referred to in clauses (i) and (ii) to be prepared in accordance with in conformity with the practices consistently applied by the Company with respect to such monthly and quarterly financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

     Section 6.5.  Certain Filings; Reasonable Efforts.  Subject to the terms
                   -----------------------------------
and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following, (i) obtain consents of all third parties and Governmental Entities necessary, proper or advisable or reasonably requested by Parent or the Shareholder for the consummation of the transactions contemplated by this Agreement; (ii) contest any legal proceeding relating to the transactions contemplated hereby; and (iii) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent agrees to use all commercially reasonable efforts to cause the Closing Date to occur as soon as practicable after the date of this Agreement. The Shareholders agree to use all reasonable efforts to encourage the employees of the Company and Inverness-U.S. to accept any offers of continued employment extended by Parent. If at any time after the Closing Date any further action is necessary to carry out the purposes of this
Agreement the party hereto shall take all such necessary action.   Parent and
Shareholders shall cause the Company to use all commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Entities, with respect to the transactions contemplated by this Agreement, including in respect of the Office of the Chief Scientist of Israel's Ministry of Industry and Trade, and the undertaking required by such office to be undertaken by an acquirer of all of the shares of an Israeli entity, substantially form of Exhibit C; provided, however, that the Company shall not be required to modify the method
--------  -------
in which it conducts its business or to cease conducting any portion of its business.

     Section 6.6.  Public Announcements.  None of the Shareholders shall, or
                   --------------------
shall cause or permit the Company or Inverness-U.S. to issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior consent of Parent.

     Section 6.7.  Conduct of Business of Parent.  Except as contemplated by
                   -----------------------------
this Agreement, from the date hereof to the Closing Date, the Parent shall not, without the prior written consent of the Shareholders:

          (a) amend its Constitutional Documents in any manner that would reasonably be expected to materially and adversely affect the Shareholders; provided that nothing contained in this Section 6.7(a) shall prohibit Parent from adopting a rights plan or similar "poison pill" plan;

          (b) adopt a plan of complete or partial liquidation or dissolution of Parent; provided that nothing contained in this Section 6.7 shall prohibit Parent from merging with or into or being acquired or purchased by any person subject to the assumption of such person of the obligations of the Parent herein; or

          (c) take or agree in writing or otherwise to take any of the actions described in this Section 6.7 that it is prohibited from taking (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of Parent contained in this Agreement (including the Exhibits hereto) untrue or incorrect).

     Section 6.8.  Notification of Certain Matters.  From and after the date
                   -------------------------------
hereof and until the earlier of the Closing Date or the termination hereof, and subject to the actual knowledge of any Shareholder, the Shareholders shall give prompt notice to Parent, and Parent shall give prompt notice to the Shareholder, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice

     Section 6.9.  Additions to and Modification of Disclosure Schedule.
                   ----------------------------------------------------
Concurrently with the execution and delivery of this Agreement, the Shareholders have delivered to Parent a Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. Parent acknowledges that the Shareholders have proposed to include documents in the Disclosure Schedule which Parent has not previously had the opportunity to review and therefore Parent has requested that such documents not be included as part of the Disclosure Schedule on the date hereof. The Shareholders shall modify the Disclosure Schedule in such manner as the Shareholders believe to be appropriate to reflect such documents after Parent has completed its review of such documents. In addition, the Shareholders shall deliver to Parent such additions to or modifications of any Sections of the Disclosure Schedule of which they become aware and which are necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Shareholders after the date of execution and delivery of this Agreement; provided, however, that none of the foregoing additional disclosure shall be deemed to constitute an exception to its representations and warranties under Article IV, nor limit the rights and remedies of Parent under this Agreement for any breach by the Shareholders of such representation and warranties.

     Section 6.10. Employee Matters.
                   ----------------

          (a) Except for any employee who (i) resigns from his or her employment prior to the Closing Date or (ii) is terminated for cause by the Company or Inverness-U.S., all employees of the Company or Inverness-U.S. immediately prior to the Closing will continue to be employees of the Company or Inverness-U.S. immediately after the Closing on the same terms and conditions as are in effect immediately prior to the Closing.

          (b) Subject to the execution of an amendment of each option holder's option agreement by such option holder, Parent shall assume all of the options for the purchase of shares of Inverness referred to in Section 4.2 hereof which remain unexercised on the Closing Date so that such option holders shall be entitled to purchase shares of Parent's common stock.

The methodology which will be used to calculate the number of shares of Parent's Common Stock which will be so purchasable and the exercise price thereof is reflected in Schedule 6.10.

          (c) After the Closing Date, each employee of Inverness who is the holder of share options under the Company's share option plan shall be eligible, together with all Parent's employees, to sell such percentage of Parent Shares purchasable upon the exercise of such options under a Registration Statement on Form S-8 under the U.S. Securities Act as is determined to be permissible by the Board of Directors of Parent with respect to the options held by Parent's employees and the employees of other subsidiaries of Parent.

                                  ARTICLE VII

                 CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
                 ----------------------------------------------
                              CONTEMPLATED HEREBY
                              -------------------

     Section 7.1.  Conditions to Each Party's Obligations to Effect the
                   ----------------------------------------------------
Transactions.  The respective obligations of each party hereto to consummate the
------------
transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions and each party shall use all commercially reasonable efforts to achieve the satisfaction of such conditions:

          (a) no statue, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or any relevant Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby; in the event of any such order or injunction, each party hereto agrees to use its commercially reasonable efforts to have such injunction or order lifted; provided, however, that, in connection therewith, Parent shall not be required
-----------------
to (i) incur any financial obligation; or (ii) divest itself of, cease conducting or modify the manner in which it or any of its subsidiaries conduct any portion of its business;

          (b) the consents of the Office of the Chief Scientist, the Investment Centre, and any other governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to continue to operate the businesses of the Company and Inverness-U.S. after the Closing Date in all material respects as they were operated prior thereto and as it is presently contemplated to be conducted in the future in accordance with the written business plan of the Company submitted to the Parent prior to date hereof, shall have been given, obtained or complied with, as applicable, and such consents or approvals shall be in form and substance reasonably satisfactory to Parent;

          (c) Parent shall have received all U.S. state securities laws or "blue sky" permits and authorizations necessary to issue Parent Shares in exchange for the Shares pursuant to this Agreement; and

          (d) the Share Purchase Indemnification Escrow Agreement, Tax Escrow Agreement and a registration rights agreement substantially in the form of Exhibit D (the "Registration Rights Agreement") shall have been executed by all of the parties thereto;

     Section 7.2. Conditions to the Obligations of the Shareholder.  The
                  ------------------------------------------------
obligations of the Shareholder to sell the Shares to the Parent are subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) the representations and warranties of Parent contained in this Agreement shall be true and correct, except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on Parent, as of the date hereof and at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date and, in any event, subject to the foregoing Material Adverse Effect qualification) and, at the Closing, Parent shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent;

          (b) each of the material covenants and obligations of Parent to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date and, at the Closing, Parent shall have delivered to the Shareholders a certificate to that effect, executed by two (2) executive officers of Parent; provided, however, that in connection with the compliance by Parent with any applicable law or obtaining the consent or approval of any Governmental Entity whose consent or approval may be required to consummate the transactions contemplated by this Agreement, Parent shall not be (i) required, or be construed to be required, to sell or divest any material assets or business or to restrict in any material respect any business operations in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby or (ii) prohibited from owning, and no material limitation shall be imposed on Parent's ownership of, any material portion of the Company's or Inverness-U.S.'s business or assets;

          (c) the Shareholders shall have received the opinion of legal counsel to Parent reasonably satisfactory in substance and form to the Shareholders' Agent;

          (d) there shall have occurred no Material Adverse Effect on Parent;

          (e) The Shareholders shall have received a ruling from the Israeli Income Tax Commission (the "Ruling") reasonably satisfactory to them, which Ruling shall provide that the exchange of the Shares for Parent Shares will not result in a requirement for an immediate Israeli tax payment and such Israeli tax payment will be deferred until the earlier of (x) actual sale of the Parent Shares by the Shareholders, or (y) two years from the date of the Closing and be calculated based on the value of Parent Shares at such deferred date; provided further that any Ruling that is substantially similar to the foregoing will be sufficient to comply with the Closing condition set forth in this sub clause
(e).

     Section 7.3. Conditions to the Obligations of Parent.  The respective
                  ---------------------------------------
obligations of Parent to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) the representations and warranties of the Shareholders contained in this Agreement shall be true and correct, except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company, in each case as of the date hereof and at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date and, in any event, subject to the foregoing Material Adverse Effect qualification) and, at the Closing, the Shareholders shall have delivered to Parent a certificate to that effect, executed by the Shareholders' Agent; provided, however, that the Shareholders shall not be deemed to have failed to satisfy this condition precedent if the representation and warranty set forth in Section 4.2 is not true and correct at and as of the Closing Date because any holder of vested share options has exercised such vested options provided further that such holder has become a party to the Transaction Documents and has become a Shareholder on the same terms and conditions as JMasel;

          (b) each of the material covenants and obligations of the Shareholders to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date and, at the Closing, the Shareholders' Agent shall have delivered to Parent a certificate to that effect, executed by the Shareholders' Agent;

          (c) there shall not have occurred a Material Adverse Effect on the Company;

          (d) Parent shall have received the opinion of legal counsel to the Company reasonably satisfactory in form and substance to Parent; ;

          (e) the Board of Directors of the Company shall have approved the transfer of the Shares from the Shareholders to Parent;

          (f) the Board of Directors of the Company appointed by the Shareholders shall have tendered their resignations from the Board of Directors with effect immediately upon the Closing;

          (g) all of the Shareholders shall have delivered to Parent certificates representing their Shares, together with executed share transfer deeds in respect of such Shares and Parent shall have been registered as the owner of the Shares in the Company's membership registry with effect immediately upon the Closing;

          (h) JMasel and the Company shall have executed an Employment Agreement satisfactory in substance and form to Parent and Parent shall have received a certified English translation of the Employment Agreement between the Company and Dan Dovolsky and the Company and (i) all of the persons listed on
Schedule 7.3(h); and (ii) at least 75% of the other employees of the Company and Inverness-U.S. shall have executed employee non-disclosure agreements satisfactory in substance and form to Parent;

          (i) The Shareholders shall have delivered to Parent the final audited consolidated financial statements of the Company as at and for the year ended December 31, 1999, and such final audited financial statements shall not disclose a negative variance of in excess of 10% of retained earnings from the unaudited consolidated balance sheet of the Company as at December 31, 1999 included in the Financial Statements or a negative variance of in excess of 5% of revenues from the unaudited consolidated statement of earnings/operations of the Company for the fiscal year ended December 31, 1999 included in the Financial Statements;

          (j) Parent shall have received from Ernst & Young a letter dated not earlier than five days prior to the Closing Date addressed to Parent in form and substance satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with the transactions contemplated by this Agreement;

          (k) The Company's employees, directors and consultants (the "Optionees") shall have received a ruling from the Income Tax Commission that the exchange of the options to acquire Shares of the Company for options to acquire Parent Shares (the "New Options") will not result in a requirement for an immediate Israeli tax payment and the Israeli taxation will be deferred until the exercise of the New Options or in the event of New Options which are part of a Section 102 Plan the actual sale of the Parent Shares by the Optionees provided further that any Ruling that is substantially similar to the foregoing will be sufficient to comply with the Closing condition set forth in this sub clause (k);

          (l) The Company's share option plan and each option agreement outstanding under the Company's share option plan shall have been amended to provide that (i) neither the consummation of the transactions contemplated by this Agreement nor any future liquidation of the Company shall result in any acceleration of the vesting of the share options granted thereunder; and (ii) any share options granted thereunder that are exercised from and after the Closing Date shall be exercisable for shares of common stock of the Parent, the methodology of calculating the number of shares of which is reflected in
Schedule 6.10. The share option agreements between the Company and each of Bruce Donadt, David St. Charles and Moshe Harel shall have been similarly amended (except to the extent that the concept of vesting is not relevant to any of such option agreements);

          (m)     Qualification in California. Inverness-U.S. shall have taken
                  ---------------------------
such actions as are necessary in the reasonable judgment of Parent to resolve the issue relating to its qualification to sell products and services in the State of California.

                                 ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER
                         ------------------------------

     Section 8.1. Termination.  This Agreement may be terminated and the
                  -----------
transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a)     by mutual written consent of Parent and the Shareholders;

          (b) by Parent or the Shareholders if (i) any court of competent jurisdiction or any Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the transactions contemplated hereby have not been consummated by May 31, 2000 (the "Final Date."); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's actions, omissions or failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Closing Date shall not have occurred on or before said date;
          (c) by the Shareholders (i) if any representations or warranties of Parent shall have become untrue such that the conditions set forth in Section 7.2(a) would be incapable of being satisfied by the Final Date, provided, that the Shareholders have not breached any of their obligations, representations or warranties hereunder to an extent that would entitle Parent to terminate this Agreement pursuant to Section 8.1(d); or (ii) if there shall have been a breach by Parent of any of its respective covenants or agreements hereunder and Parent has not cured such breach within fifteen (15) business days after notice by the Shareholders thereof, such that the conditions set forth in Section 7.2(b) would be incapable of being satisfied within such 15 day period or, if within 15 days of the Final Date, by the Final Date, provided that the Shareholders have not breached any of their obligations, representations or warranties hereunder to an extent that would entitle Parent to terminate this Agreement pursuant to Section 8.1(d); or (iii) Parent's Board shall have withdrawn its approval of this Agreement; or

          (d) by Parent (i) if any representations or warranties of the Shareholders shall have become untrue such that the conditions set forth in
Section 7.3(a) would be incapable of being satisfied by the Final Date provided, that the Parent has not breached any of its respective obligations hereunder to an extent that would entitle the Company to terminate this Agreement pursuant to
Section 8.1(c); or (ii) if there shall have been a breach by the Shareholders of any of their covenants or agreements hereunder and the Shareholders have not cured such breach within fifteen (15) business days after notice by the Parent thereof, such that the conditions set forth in Section 7.3(b) would be incapable of being satisfied within such 15 day period or, if within 15 days of the Final Date, by the Final Date, provided that the Parent has not breached any of its obligations hereunder to an extent that would entitle the Company to terminate this Agreement pursuant to Section 8.1(c).

     Section 8.2.  Effect of Termination.  In the event of the termination and
                   ---------------------
abandonment of this Agreement by the Shareholders or Parent pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders other than the provisions of this Section 8.2 and Section 8.3 and the provisions of Section 10.4. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement prior to such termination for fraud or intentional misrepresentation. Notwithstanding the foregoing, if this Agreement is terminated for any reason whatsoever, then for a one (1) year period thereafter, neither Parent nor the Company shall directly or indirectly (including, without limitation, through any existing or future affiliate of such party), solicit any existing and future employee of the other party (or any existing or future affiliate of such party) to leave his or her employment with such other party or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement, if any, with such other party or any existing or future affiliate of the Party.

     Section 8.3.  Fees and Expenses.
                   -----------------

          (a) Except as specifically provided in this Section 8.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that, in the event that the transactions contemplated by this Agreement are consummated, (i) Parent shall pay all reasonable and documented expenses incurred by the Shareholders for financial, legal, accounting and other advisory services, excluding legal fees and legal expenses in excess of U.S.$75,000 except to the extent provided in subclause (a)(ii) and (ii) the Shareholders shall pay 50% of all legal fees and legal expenses of the Shareholders in excess of U.S.$75,000, such amount to be deducted from the Escrow Amount if necessary, and Parent shall pay 50% of all legal fees and legal expenses of Shareholders in excess of $75,000.

          (b) If this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii) as a result of the Shareholders' intentionally breaching any of their representations, warranties, covenants, agreements or obligations herein with the intent to cause a termination of this Agreement at a time when Parent is in material compliance with its obligations under this Agreement, the parties hereby agree that the Parent would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent for such damages, the Shareholders agree that the breaching Shareholder(s) shall be severally liable to pay Parent the sum of $1,000,000 in liquidated damages; provided, however, that, if and the Company is sold, merged or otherwise acquired by a third party at any time within twenty-four (24) months after the date of such termination, the Shareholders hereby agree that the breaching Shareholder(s) shall be severally liable to pay Parent a total sum of $100,000,000 in liquidated damages (including the $1,000,000 referred to above). The Shareholders hereby waive any right to set-off or counterclaim against such amount and agree that the obligations set forth in this Section 8.3(b) are separate and distinct from the obligations of the parties contained elsewhere in this Section 8.3.

          (c) If this Agreement is terminated by the Shareholders pursuant to Section 8.1(c)(i) or 8.1(c)(ii) as the result of Parent intentionally breaching any of its representations, warranties, covenants, agreements or obligations herein with the intent to cause a termination of this Agreement at a time when the Shareholders are in material compliance with their obligations under this Agreement, then the parties hereby agree that the Shareholders would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the Shareholders for such damages, Parent shall pay to the Shareholders the amount of U.S.$50,000,000 immediately upon such termination. Parent hereby waives any right to set-off or counterclaim against such amount and agrees that the obligations set forth in this Section 8.3(c) are separate and distinct from the obligations of the parties contained elsewhere in this Section 8.3.

          (d) Each of the Shareholders and Parent acknowledges that the agreements contained in this Article VIII (including this Section 8.3) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Shareholders and Parent would not enter into this Agreement. Accordingly, if any party fails promptly to pay the amounts required pursuant to Section 8.3 when due (including circumstances where, in order to obtain such payment the other party(ies) commence a suit that results in a final nonappealable judgment against such party for such amounts), such party shall pay to the other party(ies) (i) their costs and expenses (including attorneys' fees) in connection with such suit and (ii) interest on the amount that was determined to be due and payable hereunder at the rate announced by Chase Manhattan Bank as its "reference rate" in effect on the date such payment was required to be made.

          (e)     In the event of any termination of this Agreement pursuant to
Section 8.1, the amounts that any party becomes entitled to receive under this
Section 8.3 by reason of such termination shall be the sole and exclusive right and remedy of such party arising out of such termination or the reasons therefore except for equitable remedies such as injunctive relief and specific performance; provided, however, that nothing contained in this Section 8.3 shall relieve any party from liability for any breach of this Agreement prior to such termination for fraud or intentional misrepresentation

     Section 8.4. Amendment.  This Agreement (including, subject to Section
                  ---------
6.9, the Disclosure Schedule) may be amended only by an instrument in writing signed by all of the parties hereto.

     Section 8.5. Extension; Waiver.  At any time prior to the Closing Date,
                  -----------------
each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                  ARTICLE IX

                                INDEMNIFICATION
                                ---------------

     Section 9.1. General Survival.  The parties agree that, regardless of any
                  ----------------
investigation made by the Parent, the representations and warranties of the Shareholders contained in this Agreement shall survive the Closing for the following periods (each such period, a "Survival Period"):

          (a) except for the representations and warranties of each Shareholder set forth in Article III, the representations and warranties of all Shareholders other than JMasel shall expire at 5:00 p.m., California time, on the first anniversary of the Closing Date;

          (b) the representations and warranties of JMasel other than those set forth in Article III shall expire at 5:00 p.m., California time, on the second anniversary of the Closing Date; and

          (c) the representations and warranties of each Shareholder set forth in Article III shall expire at 5:00 p.m., California time, on the fifth anniversary of the Closing Date.

          The parties agree that, regardless of any investigation made by the Company, the representations and warranties of Parent contained in this Agreement shall survive the Closing for a period ending on the last day of the statute of limitations period applicable to claims made under U.S. federal and state securities laws applicable to any such breached representation and warranty; provided, however, that any claim under contract law shall not survive beyond the one year anniversary of the Closing Date.

     Section 9.2.  Indemnification Provisions in General.
                   -------------------------------------

          (a) Subject to Section 9.1, from and after the Closing Date, Parent and the Company and their respective affiliates, officers, directors, stockholders, representatives and agents (collectively the "Indemnitees" shall be indemnified and held harmless by the Shareholders, severally and not jointly, in the proportions set forth in Schedule 4.2 hereto solely from the Parent Shares or other sums held by the Escrow Agent, from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by Parent, the Company or any other Indemnitee by reason of:

                   (i) any inaccuracy in or breach of any of the Shareholder's representations and warranties set forth in Article IV hereof or covenants or agreements contained in this Agreement or any of the other Transaction Documents to which it is a party; and

                   (ii) any misrepresentation contained in the Disclosure Schedule or in any other written statement or certificate furnished to Parent or any other Indemnitee by or on behalf of the Shareholders in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

                   Subject to Section 9.1, from and after the Closing Date, the Indemnitees shall be indemnified and held harmless by each Shareholder severally from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by any Indemnitee by reason of any inaccuracy in or breach of any of such Shareholder's representations and warranties contained in Article III hereof. Notwithstanding anything else contained in this Article IX, the total liability of the Shareholders for Losses under or in connection with this Agreement (not including amounts owing under Section 8.3(c) and not including any Losses arising from a breach of any Shareholder's representations and warranties set forth in Article III shall in no event exceed the aggregate amount held by the Share Purchase Indemnification Escrow Agent under the Share Purchase Indemnification Escrow Agreement, which shall be the sole source for satisfaction of the Shareholders' obligations under this Article or for any damages resulting from any misrepresentation or breach of or default in connection with any representations, warranties, covenants and agreements given or made by the Shareholders in this Agreement or in the Disclosure Statements or other Transaction Documents

                   For purposes of this Agreement, the term "Losses" means any and all actual monetary damages arising from deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, fines, penalties, costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor, and interest on any of the foregoing from the date incurred until paid at the prime rate published from time to time by Chase Manhattan Bank.

          (b) Any claims for indemnification hereunder must be set forth in writing, contain a reasonably detailed description of the nature of and the events or circumstances underlying the claim for indemnification hereunder and be received by the Shareholder's Agent not later than the expiration of the relevant Survival Period (a "Survival Period Indemnification Claim").

          (c) No Indemnitee shall be entitled to indemnification hereunder for any Losses until the aggregate amount of all Losses under all Survival Period Indemnification Claims shall exceed U.S.$250,000 (the "Floor"), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Floor; provided, however, that the provisions of this Subsection (c) shall not apply with respect to Losses in respect of Survival Period Indemnification Claims arising out of any breach of the representations and warranties of any Shareholder contained in Article III hereof and the Indemnitees shall be entitled to indemnification in the event of a breach of such representations and warranties without applicability of the Floor.

          (d) No Indemnitee shall be entitled to indemnification hereunder for any Losses for which no Survival Period Indemnification Claim is made prior to the expiration of the relevant Survival Period.

          (e) Any indemnification payments made hereunder shall constitute an adjustment to the dollar amount of the aggregate consideration payable by Parent to the Shareholders.

     Section 9.3.  Manner of Indemnification.
                   -------------------------

          (a) To provide a fund against which an Indemnitee may assert a Survival Period Indemnification Claim under this Article IX during the relevant Survival Periods, the Share Purchase Indemnification Escrow Amount shall be withheld and deposited into escrow pursuant to the Share Purchase Indemnification Escrow Agreement in accordance with Section 2.2 hereof. The Share Purchase Indemnification Escrow Amount so deposited, and interest and other earnings payable thereon, shall be held and distributed in accordance with the Share Purchase Indemnification Escrow Agreement.

          (b) Each Survival Period Indemnification Claim shall be made only in accordance with this Article IX and the Share Purchase Indemnification Escrow Agreement (in the case of any Survival Period Indemnification Claim in respect of which the Share Purchase Indemnification Escrow Agreement constitutes the sole source of satisfaction).

     Section 9.4.  Shareholders' Agent.  Each Shareholder hereby appoints JMasel
                   -------------------
as his, her or its representative (the "Shareholders' Agent") and the attorney-in-fact for and on behalf of each such Shareholder, and the taking by the Shareholders' Agent of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, the

Share Purchase Indemnification Escrow Agreement and the Registration Rights Agreement, including the exercise of the power to (i) execute the Share Purchase Indemnification Escrow Agreement and the Registration Rights Agreement, (ii) authorize delivery to Parent of the Share Purchase Indemnification Escrow Amount, or any portion thereof, in satisfaction of any Survival Period Indemnification Claims asserted prior to the first anniversary of the Closing Date, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to any Survival Period Indemnification Claims, (iv) resolve any Survival Period Indemnification Claims and (v) take all actions necessary in the judgment of the Shareholders' Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Share Purchase Indemnification Escrow Agreement and the Registration Rights Agreement. Accordingly, the Shareholders' Agent has unlimited authority and power to act on behalf of and conclusively and finally bind each Shareholder with respect to this Agreement, the Registration Rights Agreement and the Share Purchase Indemnification Escrow Agreement and the disposition, settlement or other handling of all Survival Period Indemnification Claims, rights or obligations arising from and taken pursuant to each such agreement. The Shareholders will be bound by all actions taken by the Shareholders' Agent in connection with this Agreement, the Share Purchase Indemnification Escrow Agreement or the Registration Rights Agreement, and Parent shall be entitled to rely on any action or decision of the Shareholders' Agent. The Shareholders' Agent will incur no liability with respect to any action taken or suffered by him or her in reliance upon any notice, direction, instruction, consent, statement or other document believed by him or her to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his or her own willful misconduct. In all questions arising under this Agreement, the Registration Rights Agreement or the Share Purchase Indemnification Escrow Agreement, the Shareholders' Agent may rely on the advice of counsel, and the Shareholders' Agent will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholders' Agent based on such advice. The Shareholders' Agent will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him or her. At any time, Shareholders entitled to receive 51% or more of the Parent Shares, determined at the Closing Date, may appoint a new Shareholders' Agent by written consent by sending notice and a copy of the written consent appointing such new Shareholders' Agent signed by such Shareholder to Parent, the Shareholder's Agent, each of the other Shareholders and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent. The Shareholders shall jointly and severally indemnify the Shareholder's Agent for any loss, liability or expense incurred by the Shareholders Agent (other than from willful misconduct or gross negligence) arising in connection with the acceptance or administration of his duties hereunder. Parent shall grant Shareholders' Agent reasonable access to information about the Parent and the Company and reasonable assistance from Parent's and the Company's officers and directors for purposes of performing his duties hereunder, subject to standard confidentiality obligations by the Shareholders Agent.

     Section 9.5.  Third-Party Claims.  If Parent becomes aware of a third-party
                   ------------------
claim that Parent believes, in good faith, may result in the assertion by it of a Survival Period Indemnification Claim, Parent shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent, as representative for the Shareholders, shall be entitled to participate in any defense of such third party claim. The reasonable costs of the defense of any third-party action or claim incurred by the Shareholders' Agent shall be paid by the Shareholders. Notwithstanding the immediately preceding sentence, Parent shall conduct such defense, but shall not settle any such claim without the consent of the Shareholders' Agent, provided that the Shareholders' Agent has accepted responsibility for such claim in writing. In the absence of such acceptance of responsibility, the Shareholders' Agent shall not unreasonably withhold or delay his consent to any such settlement. If the Shareholders' Agent consents to any settlement of a third party complaint, such settlement shall be determined of the amount, together with all costs and expenses of investigation and defense incurred by Parent in conducting the defense of such claim, which Parent is entitled to demand from the Share Purchase Indemnification Escrow Amount and neither the Shareholders' Agent nor the Shareholders shall have any right to object to the amount of such demand.

     Section 9.6   Special Tax Indemnification.  To the extent that any of
                   ----------------------------
HVenture, DInternational or DSt.Charles signs the Tax Escrow Agreement deposited and its or his Tax Escrowed Shares are deposited into escrow, HVenture, DInternational or DSt.Charles, as the case may be, the Indemnitees shall be indemnified and held harmless by HVenture, DInternational or DSt.Charles, as the case may be, against any losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by any Indemnitees by reason of the net proceeds of sale of its or his Tax Escrowed Shares, net of the expenses of sale, being less than the Israeli withholding tax obligation of Parent which Parent is required to remit to the Israeli tax authorities within seven (7) days of the Closing Date. A claim in respect of this indemnification obligation may be made against the Share Purchase Indemnification Escrow Amount of HVenture, DInternational or DSt.Charles, as the case may be, provided, however, that such Share Purchase Indemnification Escrow Amount shall not constitute the sole source of satisfaction of such indemnification claim.


                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------

     Section 10.1. Entire Agreement; Assignment.  This Agreement (including the
                   ----------------------------
Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that the Parent may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve the Parent of its obligations hereunder if such assignee does not perform such obligations.

     Section 10.2. Validity.  If any provision of this Agreement or the
                   --------
application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     Section 10.3. Notices.  All notices, requests, claims, demands and other
                   -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified airmail (postage prepaid, return receipt requested) or sent by internationally-recognized courier to each other party as set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested) or by internationally-recognized courier, (c) in the case of a internationally-recognized courier, on the fourth business day after the date when sent and (d) in the case of mailing, on the tenth business day following that on which the piece of mail containing such communication is posted:

       if to Parent:                   Virata Corporation
                                       2933 Bunker Hill Lane
                                       Santa Clara, California 95054
                                       Telecopier:  +1 (408) 980-8271
                                       Attention:  Andrew M. Vought

            with a copy to:            Gibson, Dunn & Crutcher LLP
                                       One Montgomery Street
                                       Telesis Tower
                                       San Francisco, California 94104
                                       Telecopier:  +1 (415) 986-5309
                                       Attention:  Gregory J. Conklin

       if to the Shareholders to:      Shareholders' Agent


       with a copy to:                 Tally Eitan or Joel Stein
                                       Eitan, Pearl, Latzer & Cohen Zedek
                                       Gav Yam 2, Shenkar Street 7
                                       Herzelia Israel
                                       Telecopier:  +972 9 970 9001


       if to the Shareholders' Agent:  Jonathan Masel
                                       c/o  Tally Eitan or Joel SteinEitan,
                                       Pearl, Latzer & Cohen ZedekGav
                                       Yamz, Shenkar Street 7 Hertzelia
                                       Israel
                                       Telecopier: + 972 9 970 9001

     Section 10.4.  Governing Law; Venue; Specific Performance; Waiver of Jury
                    ----------------------------------------------------------
Trial.
-----

          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of San Francisco in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute Nothing herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction.

          (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or California state court located within the County of San Francisco in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity.

          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(c).

     Section 10.5.  Descriptive Headings and Section References.  The
                    -------------------------------------------
descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All Article, Section, subsection, paragraph and clause references in this Agreement are to Articles, Sections, subsections, paragraphs and clauses, respectively, of this Agreement unless otherwise specified.

     Section 10.6.  Parties in Interest.  This Agreement shall be binding upon
                    -------------------
and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided in this Agreement to the contrary, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such person be entitled to assert any claim hereunder.

     Section 10.7.  Personal Liability.  Except as and to the extent expressly
                    ------------------
provided elsewhere in this Agreement, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of Parent or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 10.8.  Counterparts.  This Agreement may be executed in one or more
                    ------------
counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                    VIRATA CORPORATION


                                    By:______________________________
                                    Name:  Charles W. Cotton
                                    Title: Chief Executive Officer

                                    SHAREHOLDERS:


                                    By: _____________________________
                                    Name:  Jonathan Masel

                                    By: _____________________________
                                    Name:  Joanne Masel

                                    By: _____________________________
                                    Name:  Menachem Student

                                    By: _____________________________
                                    Name:  David St. Charles

                                    By: _____________________________
                                    Name:  Peter Simon

                                    By: _____________________________
                                    Name:  Holland Venture B.V.

                                    By: _____________________________
                                    Name:  Docor International B.V.